Exhibit 10.2

Certain identified information has been excluded from this exhibit because it is both not material and is the type that the registrant treats as private or confidential. Information that was omitted has been noted in this document with a placeholder identified by the mark “[***]”.

Confidential

License Agreement

This Agreement is entered into with effect as of the Effective Date (as defined below)

by and between

F. Hoffmann-La Roche Ltd
with an office and place of business at Grenzacherstrasse 124, 4070 Basel, Switzerland (“Roche Basel”)

and

Hoffmann-La Roche Inc.
with an office and place of business at 150 Clove Road, Suite 8, Little Falls, New Jersey 07424, U.S.A. (“Roche US”; Roche Basel and Roche US together referred to as “Roche”), on the one hand

and

Disc Medicine, Inc.
with an office and place of business at 150 Cambridge Park Drive, Suite 103, Cambridge, Massachusetts 02140, U.S.A. (and all of its Affiliates “Company”), on the other hand.

Table of Contents

1. Definitions	1
1.1 Affiliate	1
1.2 Agreement	1
1.3 Agreement Term	1
1.4 Applicable Law	1
1.5 Calendar Quarter	1
1.6 Calendar Year	2
1.7 Change of Control	2
1.8 Change of Control Group	2
1.9 Combination Product	2
1.10 Commercially Reasonable Efforts	2
1.11 Company Know-How	3
1.12 Company Patent Rights	3
1.13 Completion	3
1.14 Compound	3
1.15 Confidential Information	3
1.16 Continuation Election Notice	4
1.17 Control	4
1.18 Cover	4
1.19 Data Room	4
1.20 Development Plan	4
1.21 Effective Date	4
1.22 Exclusivity Agreement	4
1.23 EU	4
1.24 Expert	5
1.25 FDA	5
1.26 FDCA	5
1.27 Field	5
1.28 Filing	5
1.29 First Commercial Sale	5
1.30 GAAP	5
1.31 Generic Product	5
1.32 Handle	5
1.33 IFRS	5
1.34 IND	5
1.35 Indication	6
1.36 Initiation	6
1.37 Insolvency Event	6
1.38 Invention	6
1.39 IPO	6
1.40 Joint Know-How	6
1.41 Joint Patent Rights	6
1.42 Know-How	6
1.43 Major EU Countries	7
1.44 NDA	7
1.45 Net Proceeds	7
1.46 Net Sales	8
1.47 Non-Disclosure Agreement	8
1.48 Partner	8
1.49 Partner Agreement	8

1.50 Party	9
1.51 Patent Rights	9
1.52 Phase III Study	9
1.53 Product	9
1.54 Regulatory Approval	9
1.55 Regulatory Authority	9
1.56 Regulatory Exclusivity	9
1.57 Roche Know-How	10
1.58 Roche Patent Rights	10
1.59 Royalty Term	10
1.60 Strategic Transaction	10
1.61 Sublicensees	10
1.62 Territory	10
1.63 Third Party	10
1.64 US	10
1.65 US$	10
1.66 Valid Claim	10
1.67 Additional Definitions	11
2. Grant of License	12
2.1 Exclusive License	12
2.2 Non-exclusive License	12
2.3 Right to Sublicense	12
2.4 Right to enter into Partner Agreements	12
2.5 Sub-Contractors	13
2.6 Retained Rights	14
3. Right of First Negotiation	14
3.1 Roche Exclusive Right of First Negotiation	14
3.2 Due Diligence	14
3.3 Negotiation Process	16
4. Alliance Managers and Technology Transfer	16
4.1 Alliance Managers	16
4.2 Roche Know-How Transfer	16
4.3 Roche Material Transfer	16
4.4 Regulatory Filings	17
4.5 No Further Obligations	17
5. Diligence	17
6. Development	17
6.1 Responsibility	17
6.2 Development Plan	17
6.3 Reporting	18
7. Supply	18
7.1 Clinical and Non-Clinical Supply of Product	18
7.2 Commercial Supply of Product	18
8. Regulatory	18
8.1 Responsibility	18
8.2 Informed Consent Forms	18
8.3 Pharmacovigilance Agreement	18
9. Commercialization	18
9.1 Responsibility	18
9.2 Reporting and Updates	19
10. Payment	19

10.1 Upfront Payment	19
10.2 Development Event Payments	19
10.3 Sales Based Events	20
10.4 Royalty Payments	20
10.5 Combination Product	21
10.6 Expert Committee	21
10.7 No Valid Claim	21
10.8 Generic Product	21
10.9 Third Party Payments	21
10.10 Strategic Transaction	22
10.11 IPO	22
11. Accounting and Reporting	22
11.1 Timing of Payments	22
11.2 Late Payment	22
11.3 Method of Payment	23
11.4 Currency Conversion	23
11.5 Reporting	23
12. Taxes	23
13. Auditing	24
13.1 Roche Right to Audit	24
13.2 Audit Reports	24
13.3 Over-or Underpayment	24
14. Intellectual Property	24
14.1 Ownership of Inventions and Know-How	24
14.2 German Statute on Employee’s Inventions	25
14.3 Prosecution of Roche Patent Rights	25
14.4 Prosecution of Company Patent Rights and Joint Patent Rights	25
14.5 CREATE Act	25
14.6 Patent Coordination Team	25
14.7 Unified Patent Court (Europe)	25
14.8 Abandonment of Patent Rights	26
14.9 Infringement	26
14.10 Defense	27
14.11 Common Interest Disclosures	28
14.12 Hatch-Waxman	28
14.13 Patent Term Extensions	28
15. Representations and Warranties (Garantien)	29
15.1 Mutual representations and warranties	29
15.2 Roche Representations and Warranties	29
15.3 Limitations	30
15.4 Disclaimer	30
16. Indemnification	30
16.1 Roche indemnification	30
16.2 Company indemnification	31
16.3 Procedure	31
17. Liability	31
17.1 Disclaimer	31
17.2 Limitation of Liability	31
18. Obligation Not to Disclose Confidential Information	32
18.1 Non-Use and Non-Disclosure	32
18.2 Permitted Disclosure	32

18.3 Press Releases	33
18.4 Publications	33
18.5 Commercial Considerations	33
19. Term and Termination	34
19.1 Commencement and Term	34
19.2 Termination	34
19.3 Consequences of Termination	35
19.4 Obligations Related to Ongoing Activities	36
19.5 Obligations Related to Manufacturing	37
19.6 Direct License	37
19.7 Royalty and Payment Obligations	37
19.8 Survival	37
20. Bankruptcy	37
21. Miscellaneous	38
21.1 Entire Agreement	38
21.2 Written Form	38
21.3 Governing Law	38
21.4 Disputes	38
21.5 Arbitration	38
21.6 Arbitrators	39
21.7 Decisions; Timing of Decisions	39
21.8 Insurance	40
21.9 Assignment	40
21.10 Debarment	40
21.11 Independent Contractor	40
21.12 Unenforceable Provisions and Severability	40
21.13 Waiver	41
21.14 Appendices	41
21.15 Interpretation	41
21.16 Invoices	41
21.17 Notice	42

License Agreement

WHEREAS, Roche has discovered and has conducted certain research and development related to, and possesses certain proprietary intellectual property with respect to a certain orally administered small molecule [***] that selectively inhibits the Glycine Transporter 1 (GlyT1) including [***] (each a “Compound” as further defined below); and

WHEREAS, Company desires to obtain, and Roche is willing to grant to Company an exclusive, royalty-bearing license under Roche Know-How and Roche Patent Rights (each as defined below) to develop, manufacture, commercialize and otherwise exploit Compounds and Products in the Field in the Territory (terms as defined below), subject to the terms and conditions hereof; and

NOW, THEREFORE, in consideration of the mutual covenants and promises contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, do hereby agree as follows:

1.	Definitions

As used in this Agreement, the following terms, whether used in the singular or plural, shall have the following meanings:

1.1	Affiliate

The term “Affiliate” shall mean any individual, corporation, association or other business entity that directly or indirectly controls, is controlled by, or is under common control with the Party in question. As used in this definition of “Affiliate,” the term “control” shall mean the direct or indirect ownership of more than fifty percent (>50%) of the stock having the right to vote for directors thereof or the ability to otherwise control the management of the corporation or other business entity whether through the ownership of voting securities, by contract, resolution, regulation or otherwise. [***]

1.2	Agreement

The term “Agreement” shall mean this document including any and all appendices and amendments to it, as may be added or amended from time to time in accordance with the provisions of this Agreement.

1.3	Agreement Term

The term “Agreement Term” shall mean the period of time commencing on the Effective Date and, unless this Agreement is terminated sooner as provided in Article 19, ending on the date of the expiry of the last to expire Royalty Term.

1.4	Applicable Law

The term “Applicable Law” shall mean any law, statute, ordinance, code, rule or regulation that has been enacted by a government authority (including any Regulatory Authority) and is in force as of the Effective Date or comes into force during the Agreement Term, in each case to the extent that the same are applicable to the performance by the Parties of their respective obligations under this Agreement. For clarity, the term Applicable Law shall include GLP, GCP, and GMP and their foreign equivalents.

1.5	Calendar Quarter

The term “Calendar Quarter” shall mean each period of three (3) consecutive calendar months, ending March 31, June 30, September 30, and December 31, except for the first Calendar Quarter of the Agreement Term which shall begin on the Effective Date and end on the first to occur of March 31, June 30, September 30, and December 31 after the Effective Date, and the last Calendar Quarter of the Agreement Term which shall end on the last day of the Agreement Term.

1.6	Calendar Year

The term “Calendar Year” shall mean the period of time beginning on January 1 and ending December 31, except for the first Calendar Year of the Agreement Term which shall begin on the Effective Date and end on December 31 of the year in which the Effective Date occurs, and the last Calendar Year of the Agreement Term which shall end on the last day of the Agreement Term.

1.7	Change of Control

The term “Change of Control” shall mean, with respect to a Party: (a) the acquisition by one or more Third Parties of beneficial ownership of fifty percent (50%) or more of the then outstanding capital stock or voting power of such Party, other than acquisitions by employee benefit plans sponsored or maintained by such Party; (b) the consummation of a business combination involving such Party, unless, following such business combination, the stockholders of such Party that owned directly or indirectly more than fifty percent (50%) of the then outstanding capital stock or voting power of the entity immediately prior to such business combination beneficially own directly or indirectly more than fifty percent (50%) of the then outstanding capital stock or voting power of the entity resulting from such business combination or the ultimate parent entity of such entity; or (c) the sale of all or substantially all of such Party’s assets or business relating to the subject matter of the Agreement. Notwithstanding the foregoing, the consummation of an IPO or any other bona fide financing by Company shall not be deemed a Change of Control of Company.

1.8	Change of Control Group

The term “Change of Control Group” shall mean with respect to a Party, the person or entity, or group of persons or entities, that is the acquirer of, or a successor to, such Party in connection with a Change of Control, together with Affiliates of such persons or entities that are not Affiliates of such Party immediately prior to the completion of such Change of Control of such Party.

1.9	Combination Product

The term “Combination Product” shall mean

(i)            a single pharmaceutical formulation containing as its active pharmaceutical ingredients both a Compound and one or more other therapeutically or prophylactically active pharmaceutical ingredients (an “Other Component”), or

(ii)           a combination therapy or prophylactic comprised of a Compound and one or more Other Components, priced and sold in a single package containing such multiple products or packaged separately but sold together for a single price, in each case, including all dosage forms, formulations, presentations, line extensions, and package configurations. All references to Product in this Agreement shall include Combination Product.

1.10	Commercially Reasonable Efforts

The term “Commercially Reasonable Efforts” shall mean [***].

1.11	Company Know-How

The term “Company Know-How” shall mean the Know-How (other than Joint Know-How) that Company Controls at the Effective Date and during the Agreement Term that is necessary for the development, manufacture, commercialization or other exploitation of the Compounds and Products.

1.12	Company Patent Rights

The term “Company Patent Rights” shall mean the Patent Rights (other than Joint Patent Rights) that Company Controls at the Effective Date and during the Agreement Term that Cover the development, manufacture, commercialization or other exploitation of the Compounds and Products.

1.13	Completion

The term “Completion” shall mean, with respect to a Phase III Study, the date of the last scheduled visit for the last study subject.

1.14	Compound

The term “Compound” shall mean small molecule [***] that selectively inhibits the Glycine Transporter 1 (GlyT1) including [***] covered by Roche Patent Rights or [***].

1.15	Confidential Information

The term “Confidential Information” shall mean the terms of this Agreement and any and all information, data or know-how (including Know-How), whether technical or non-technical, oral or written, that is disclosed by one Party or its Affiliates (“Disclosing Party”) to the other Party or its Affiliates (“Receiving Party”). Confidential Information shall not include any information, data or know-how that:

(i)            was generally available to the public at the time of disclosure, or information that becomes available to the public after disclosure by the Disclosing Party other than through fault (whether by action or inaction) of the Receiving Party or its Affiliates,

(ii)           can be evidenced by written records to have been already known to the Receiving Party or its Affiliates prior to its receipt from the Disclosing Party,

(iii)          is obtained at any time lawfully from a Third Party under circumstances permitting its use or disclosure,

(iv)          is developed independently by the Receiving Party or its Affiliates as evidenced by written records other than through knowledge of Confidential Information, or

(v)           is approved in writing by the Disclosing Party for release by the Receiving Party.

The terms of this Agreement shall be considered Confidential Information of both Parties with each Party being considered the Receiving Party with respect to such Confidential Information. During the Agreement Term, all Confidential Information regarding the Compounds and Products shall be considered Confidential Information of Company. Except as set forth in the preceding sentence, all information disclosed by a Party under the Non-Disclosure Agreement shall be the Confidential Information of the Party disclosing such information.

1.16	Continuation Election Notice

The term “Continuation Election Notice” shall mean the notice Roche provides to Company under Section 19.3.2.

1.17	Control

The term “Control” shall mean (as an adjective or as a verb including conjugations and variations such as “Controls” “Controlled” or “Controlling”) (a) with respect to Patent Rights or Know-How, the possession by a Party of the ability to grant a license or sublicense of such Patent Rights or Know-How without violating the terms of any agreement or arrangement between such Party and any other party and (b) with respect to proprietary materials, the possession by a Party of the ability to supply such proprietary materials to the other Party as provided herein without violating the terms of any agreement or arrangement between such Party and any other party; provided, however, that any intellectual property right that is owned or licensed by an acquirer of a Party or any Affiliate of such acquirer (excluding any Affiliate that was an Affiliate of the relevant Party prior to a Change of Control and became an Affiliate of such acquirer as a result of such Change of Control) will not be deemed to be Controlled by such Party for purposes of this Agreement unless and only to the extent such intellectual property right is used in connection with the development, manufacture, commercialization or other exploitation of a Compound or Product following such Change of Control.

1.18	Cover

The term “Cover” shall mean (as an adjective or as a verb including conjugations and variations such as “Covered,” “Coverage” or “Covering”) that the developing, making, using, offering for sale, promoting, selling, exporting or importing of a given compound, formulation or product would infringe a Valid Claim included in a particular Patent Right in the absence of a license under, or ownership of, such Patent Right. The determination of whether a compound, formulation, process or product is Covered by a particular Valid Claim shall be made on a country-by-country basis.

1.19	Data Room

The term “Data Room” shall mean the electronic due diligence data room containing all material data and information relevant to the Compounds and Products that are the subject of the applicable Major Market Agreement or Change of Control, including Company Patent Rights, Joint Patent Rights, clinical data, regulatory correspondence, and Chemistry, Manufacturing, and Controls (“CMC”) data.

1.20	Development Plan

The term “Development Plan” shall mean the plan for the development of the Products as set forth in Section 6.2, as may be amended in accordance with the terms of this Agreement.

1.21	Effective Date

The term “Effective Date” shall mean May 7, 2021.

1.22	Exclusivity Agreement

The term “Exclusivity Agreement” shall mean the exclusivity agreement between Roche and Company effective March 9, 2021.

1.23	EU

The term “EU” shall mean the organization of member states known as the European Union, as its membership may be altered from time to time, and any successor thereto, and all of its then current member countries. Notwithstanding the foregoing, the term EU shall in any event include the United Kingdom.

1.24	Expert

The term “Expert” shall mean a person with no less than [***] of pharmaceutical industry experience and expertise having occupied at least one senior position within a large pharmaceutical company relating to product commercialization or licensing, but excluding any current or former employee or consultant of either Party. Such person shall be fluent in the English language.

1.25	FDA

The term “FDA” shall mean the Food and Drug Administration of the US or any successor agency thereto, or its foreign equivalent, e.g., the European Medicines Agency in the EU, the Pharmaceuticals and Medical Devices Agency in Japan, and the National Medical Products Administration in China.

1.26	FDCA

The term “FDCA” shall mean the Food, Drug and Cosmetics Act, as amended, and the rules and regulations promulgated thereunder.

1.27	Field

The term “Field” shall mean all prophylactic and therapeutic uses in all Indications, excluding diagnostic uses.

1.28	Filing

The term “Filing” shall mean the filing of an NDA to the FDA.

1.29	First Commercial Sale

The term “First Commercial Sale” shall mean [***].

1.30	GAAP

The term “GAAP” shall mean Generally Accepted Accounting Principles.

1.31	Generic Product

The term “Generic Product” shall mean, with respect to a Product, a pharmaceutical composition, preparation, or other product that (i) in the US, is approved under 21 U.S.C. 355(j) and has an “AB” rating with respect to such Product (or the equivalent of such statute if amended), or (ii) in countries of the EU, is authorized to be placed on the market in accordance with Article 10(1)(a)(iii) of Directive 2001/83/EC (or the equivalent of such statute if amended), or (iii) in countries of the Territory other than countries of the EU or the US, (x) [***] and (y) [***].

1.32	Handle

The term “Handle” shall mean with respect to Patent Rights preparing, filing, prosecuting (including interference and opposition proceedings) and maintaining (including payment of maintenance fees and annuities and overseeing interferences, proceedings, reissue applications and proceedings, re-examination applications and proceedings, post-grant reviews, inter partes reviews, derivation proceedings and opposition proceedings).

1.33	IFRS

The term “IFRS” shall mean International Financial Reporting Standards.

1.34	IND

The term “IND” shall mean an Investigational New Drug application as defined in the FDCA and applicable regulations promulgated by the FDA, or the equivalent application to the equivalent agency in any other country or group of countries, the filing of which is necessary to commence clinical testing of a Product in humans.

1.35	Indication

The term “Indication” shall mean a disease (i) for which the Product is indicated for treatment, prevention, mitigation, cure or relief, and (ii) that is described in the Product label as required by the Regulatory Approval granted by the applicable Regulatory Authority. For the avoidance of doubt, erythropoietic protoporphyria (EPP) and X-linked protoporphyria (XLPP) shall together be deemed a single Indication.

1.36	Initiation

The term “Initiation” shall mean the date the [***] is dosed with the Product [***].

1.37	Insolvency Event

The term “Insolvency Event” shall mean circumstances under which a Party (i) has a receiver or similar officer appointed by a court of competent jurisdiction or governmental authority over all or a material part of its assets or undertaking; (ii) passes a resolution for winding-up (other than a winding-up for the purpose of, or in connection with, any solvent amalgamation or reconstruction) or a court makes an order to that effect or a court makes an order for administration (or any equivalent order in any jurisdiction); (iii) enters into any composition or arrangement with its creditors (other than relating to a solvent restructuring); (iv) ceases to carry on business; or (v) is unable to pay its debts as they become due in the ordinary course of business.

1.38	Invention

The term “Invention” shall mean an invention that is conceived or reduced to practice in connection with any activity carried out pursuant to this Agreement. Under this definition, an Invention may be made by employees of Company solely or jointly with a Third Party (a “Company Invention”), by employees of Roche solely or jointly with a Third Party (a “Roche Invention”), or jointly by employees of Company and Roche with or without a Third Party (a “Joint Invention”). Inventorship of any Invention will be determined in accordance with U.S. patent law.

1.39	IPO

The term “IPO” shall mean, with respect to Company, Company’s (i) first underwritten public offering of its common stock under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, or, with respect to any non-US public offering, under any foreign equivalent ,or (ii) a “reverse merger” of Company prior to its first underwritten public offering with a Third Party publicly traded company or a subsidiary of such Third Party publicly traded company or any merger with a special purpose acquisition company or a subsidiary of such special purpose acquisition company.

1.40	Joint Know-How

The term “Joint Know-How” shall mean Know-How that is made jointly by the Parties or their Affiliates in connection with any activity carried out pursuant to this Agreement, including all Joint Inventions.

1.41	Joint Patent Rights

The term “Joint Patent Rights” shall mean all Patent Rights Covering any Joint Know-How.

1.42	Know-How

The term “Know-How” shall mean data, knowledge and information, including materials, samples, chemical manufacturing data, toxicological data, pharmacological data, preclinical data, proprietary assays related to the Compound, platforms, formulations, specifications, quality control testing data, any of which are necessary for the research, manufacture, development or commercialization of Compounds or Products.

1.43	Major EU Countries

The term “Major EU Countries” shall mean France, Germany, Italy, Spain and the United Kingdom.

1.44	NDA

The term “NDA” shall mean a new drug application, including all necessary documents, data, and other information concerning a Product, required for Regulatory Approval of the Product as a pharmaceutical product by the FDA or an equivalent application to the equivalent agency in any other country or group of countries (e.g., the marketing authorization application (MAA) in the EU).

1.45	Net Proceeds

The term “Net Proceeds” shall mean:

(i)         In the case of a Strategic Transaction that is a Partner Agreement, the aggregate proceeds as and when received by Company or its Affiliates in consideration for the transfer of rights to the Compound and Product to the Partner under such Partner Agreement, including any upfront payments, event based milestone payments, royalty payments (subject to the proviso below) and all other monetary and non-monetary consideration (with non-monetary consideration being valued at the fair market value thereof, but excluding the value of customary rights, obligations and grant-backs (including grant-back licenses to improvements to Company’s technology)), directly or indirectly from the Partner under such Partner Agreement, minus the transaction costs; provided however that excluded from any such proceeds are all of the following: [***]. To the extent any Partner Agreement involves the license or other transfer of rights to compounds or products in addition to the license or transfer of rights to the Compound or Product, “Net Proceeds” with respect to such Partner Agreement shall be the portion of the payments listed above that is attributable to the value of the Compound or Product and not such other compounds or products.

(ii)        In the case of a Change of Control of Company that is a Strategic Transaction, the total consideration as and when received by Company, minus the transaction costs, as consideration for the Change of Control (prior to the calculation of the Strategic Transaction Revenues), to the extent attributable to the value of the Compounds and Products and not any Additional Assets, and shall include: (a) cash; (b) equity securities (which, if of the same class as securities that are publicly traded, will be valued in accordance with the valuation methodology set forth in the definitive agreement for the Change of Control transaction or, if not so specified, at the average of the last closing market price thereof [***] prior to the public announcement of the Change of Control, and, if not so publicly traded, as valued by the Board of Directors of Company in good faith); (c) the value of assumed, “cashed out” or substituted options, warrants or other rights to acquire equity securities (net of exercise prices); and (d) any interest-bearing indebtedness for borrowed money of Company that is (i) assumed by an acquiring party or remains outstanding at the time of closing of the Change of Control (less all cash and cash equivalents of Company at the time of closing of the Change of Control) or (ii) decreased, repaid or extinguished in connection with the Change of Control; provided, however that excluded from any such proceeds are all of the following: [***].

1.46	Net Sales

The term “Net Sales” shall mean, for a Product in a particular period, the amount of gross sales of a Product in the Territory invoiced by Company or its Affiliates that are sublicensed under this Agreement or Sublicensee (excluding third party distributors) to Third Parties, as reduced by the following deductions taken by the applicable Company, Affiliate that is sublicensed under this Agreement, or Sublicensee in accordance with the then currently used IFRS or GAAP, as applicable, to the extent actually allowed or incurred with respect to such sales: [***].

For purposes of determining Net Sales, a Product shall be deemed to be sold when invoiced, and a “sale” shall not include transfers or dispositions of such Product for pre-clinical or clinical purposes or as samples or to an Affiliate that is sublicensed under this Agreement or a Sublicensee unless such Affiliate or Sublicensee is the end-user of such Product.

In the case of any Combination Product sold in a given country in the Territory, Net Sales of the Combination Product in such country will be calculated by multiplying actual Net Sales of such Combination Product in such country [***].

If, on a country-by-country basis, the Compound is sold separately as a stand-alone Product in a country, but the Other Components in the Combination Product are not sold separately in such country, then Net Sales of the Combination Product for such country will be calculated [***].

If, on a country-by-country basis, the Compound in the Combination Product is not sold separately as a stand-alone Product in such country, but the Other Components included in the Product are sold separately in such country, then Net Sales of the Combination Product for such country will be calculated [***].

If neither the Compound nor the Other Components are sold separately in a given country, then the Relative Commercial Value of the Compound shall be determined in accordance with Section 10.5.

Company’s or any of its Affiliates’ transfer of any Product to an Affiliate shall not result in any Net Sales, unless such Product is consumed by such Affiliate in the course of its commercial activities.

1.47	Non-Disclosure Agreement

The term “Non-Disclosure Agreement” shall mean the non-disclosure agreement between F. Hoffmann-La Roche Ltd and Company effective July 8, 2020.

1.48	Partner

The term “Partner” shall mean a Third Party with which Company will enter or has entered a Partner Agreement.

1.49	Partner Agreement

The term “Partner Agreement” shall mean any agreement between Company and a Third Party granting rights to develop and commercialize one or more Compounds or one or more Products in the Field in the Territory or any portion thereof (including a sub-license or option to sublicense agreement with a Third Party regarding the rights granted hereunder to Company (e.g., an agreement under which payments for future or preferential rights are granted) or an assignment of this Agreement to a Third Party in whole or in part, subject to the other terms and conditions of this Agreement), but in all cases excluding: (a) any sub-contract entered into pursuant to Section 2.5 and (b) any Change of Control transaction. The term Partner Agreement shall include all amendments to such Partner Agreement.

1.50	Party

The term “Party” shall mean Roche or Company, as the case may be, and “Parties” shall mean Company and Roche, collectively.

1.51	Patent Rights

The term “Patent Rights” shall mean all rights under any patent or patent application, certificate of inventions, application for certificate of invention or priority patent filing in any country of the Territory or under any international convention or treaty, including any patents issuing on such patent application, and further including any substitution, extension or supplementary protection certificate, reissue, re-examination, renewal, division, continuation or continuation-in-part of any of the foregoing.

1.52	Phase III Study

The term “Phase III Study” shall mean a human clinical trial that is prospectively designed to demonstrate statistically whether a product is safe and effective for use in humans in a manner sufficient to obtain Regulatory Approval to market such product in patients having the disease or condition being studied as described in 21 C.F.R. § 312.21(c) (FDCA), as amended from time to time, and the foreign equivalent thereof. For clarity, a human clinical trial that at the time of Initiation (or any later expansion of patient enrollment, if applicable) is expected to be the basis for Regulatory Approval of a Product shall be considered a Phase III Study.

1.53	Product

The term “Product” shall mean any product, including any Combination Product, containing a Compound as pharmaceutically active agent, regardless of their finished forms, formulations, modes of administration, presentations or dosages.

1.54	Regulatory Approval

The term “Regulatory Approval” shall mean any approvals, licenses, registrations or authorizations by a Regulatory Authority, in each case, necessary for the promotion or sale of a Product in the Field in a regulatory jurisdiction in the Territory, including, where applicable in the EU, reimbursement or pricing approvals in at least one of the Major EU Countries subject to such Regulatory Authority.

1.55	Regulatory Authority

The term “Regulatory Authority” shall mean any national, supranational (e.g., the European Commission, the Council of the European Union, the European Medicines Agency), regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity including the FDA, in each country involved in the granting of Regulatory Approval.

1.56	Regulatory Exclusivity

The term “Regulatory Exclusivity” means any exclusive marketing rights or data exclusivity rights conferred by any governmental authority under Applicable Law with respect to a Product in a country or jurisdiction in the Territory that prevent Third Parties from selling such Product in such country or jurisdiction, other than a Patent Right, including orphan drug exclusivity, pediatric exclusivity, rights conferred in the US under the FD&C Act, in the EU under Directive 2001/83/EC, or rights similar thereto in other countries or regulatory jurisdictions in the Territory.

1.57	Roche Know-How

The term “Roche Know-How” shall mean the Know-How contained in the documents listed in Appendix 1.57 of this Agreement, and any Know-How transferred to Company pursuant to Section 4.4 or 4.5.

1.58	Roche Patent Rights

The term “Roche Patent Rights” shall mean the Patent Rights listed in Appendix 1.58.

1.59	Royalty Term

The term “Royalty Term” shall mean, with respect to a Product and for a given country, the period of time commencing on the date of First Commercial Sale of such Product in such country and ending on the later of the date that is (a) twelve (12) years after the date of the First Commercial Sale of such Product in such country, (b) the expiration of the last to expire Valid Claim within the Roche Patent Rights or Joint Patent Rights in such country Covering the use, manufacture, import, offering for sale, or sale of the Product in the manufacturing or selling country, or (c) expiration of the last to expire Regulatory Exclusivity conferred by the applicable Regulatory Authority in such country for such Product.

1.60	Strategic Transaction

The term “Strategic Transaction” shall mean, with respect to Company, (i) any Change of Control of Company, or (ii) the execution of a Partner Agreement.

1.61	Sublicensees

The term “Sublicensees” shall mean any Third Party to which Company has sublicensed rights granted Company under this Agreement, but shall exclude any subcontractor described in Section 2.5.

1.62	Territory

The term “Territory” shall mean all countries of the world.

1.63	Third Party

The term “Third Party” shall mean a person or entity other than (i) Company or any of its Affiliates or (ii) Roche or any of its Affiliates.

1.64	US

The term “US” shall mean the United States of America and its territories and possessions.

1.65	US$

The term “US$” shall mean US dollars.

1.66	Valid Claim

The term “Valid Claim” shall mean a claim contained in any (i) unexpired, in force and issued Roche Patent Right or Joint Patent Right that has not been disclaimed, revoked or held invalid by a final non-appealable decision of a court of competent jurisdiction or government agency or (ii) pending application that is included in the Roche Patent Rights in any country of the Territory that has been pending for fewer than [***] from the earliest date to which such application claims priority.

1.67	Additional Definitions

Each of the following definitions is set forth in the Section of this Agreement indicated below:

Definition	Section
Accounting Period	11.1
Additional Assets	10.10.3
Alliance Manager	4.1
Bankruptcy Code	20
Breaching Party	19.2.1
CMC	1.19
Company Indemnitees	16.1
Company Invention	1.38
Company Notice	3.1
Decision Period	14.7
Definitive Agreement	3.3
Disclosing Party	1.15
Escalation Notice	21.4
Exclusive Right of First Negotiation	3.1
Expert Committee	10.6
GMP Materials	4.3
Governing Law	21.3
H-W Suit Notice	14.12
Indemnified Losses	16.1
Indemnifying Party	16.3
Initiating Party	14.7
Joint Invention	1.38
Major Market Agreement	3.1
Negotiation Period	3.3
Non-Breaching Party	19.2.1
Other Component	1.9
Patent Term Extensions	14.13
Payment Currency	11.3
Peremptory Notice Period	19.2.1
Publishing Notice	18.4
Receiving Party	1.15
Register	14.7
Relative Commercial Value	10.5
Respective Major Market(s)	3.3
Review Notice	3.2
Review Period	3.2
Roche Indemnitees	16.2
Roche Invention	1.38
ROFN Exercise Notice	3.2
ROFN Window	3.1
Settlement	14.7
SPCs	14.13
Strategic Transaction Revenues	10.10.1
Suit Notice	14.9
Term Sheet	3.3
Transfer	4.4
Transition Period	19.6

2.	Grant of License

2.1	Exclusive License

Roche hereby grants to Company an exclusive (subject to Section 2.6 below, even as to Roche), sublicensable (subject to Sections 2.4 and 2.5 and Article 3) worldwide right and license under Roche Patent Rights, Roche Know-How and Roche’s interest in Joint Patent Rights and Joint Know-How, to research, have researched, develop, have developed, register, have registered, use, have used, make, have made, import, have imported, export, have exported, market, have marketed, distribute, have distributed, offer for sale, have offered for sale, sell and have sold Compounds and Products in the Field in the Territory. No license is granted by Roche to Company for any other purpose; Company shall not use Roche Know-How other than for the licensed activities; and, Roche retains the right to use Roche Know-How, including data contained therein, for all other purposes.

2.2	Non-exclusive License

Company hereby grants to Roche a non-exclusive, perpetual, worldwide, royalty-free license under Company Patent Rights and Company Know-How, in each case, solely to the extent such Company Patent Rights or Company Know-How are necessary or useful to exploit Compounds and Products outside the Field in the Territory, to research, have researched, develop, have developed, register, have registered, use, have used, make, have made, import, have imported, export, have exported, market, have marketed, distribute, have distributed, offer for sale, have offered for sale, sell and have sold Compound and Products outside the Field in the Territory.

2.3	Right to Sublicense

Company shall have the right to grant written sublicenses under its rights granted under Section 2.1 (a) to its Affiliates or (b) to Third Parties with Roche’s prior written consent in accordance with Section 2.4. If Company grants such a sublicense, then Company shall ensure that all terms and conditions of this Agreement that are applicable to a sublicensee shall apply to all such Affiliates or Third Parties to the same extent as they apply to Company for all purposes. Company assumes full responsibility for the performance of all obligations and observance of all terms so imposed on such Affiliates or Third Parties and shall itself account to Roche for all payments due under this Agreement by reason of such sublicense. Subject to the rest of this Section 2.3, Company may fulfill any of its obligations or responsibilities under this Agreement through Affiliates that have been sublicensed under this Agreement or Sublicensees.

2.4	Right to enter into Partner Agreements

Subject to Roche’s rights under Article 3, Company shall have the right to enter into a Partner Agreement with one (1) or more Partners under its rights granted under Section 2.1. Company will be responsible for managing the entire process with the Partner including scientific due diligence and negotiations.

If Company grants such rights to the Partner(s), then Company shall ensure that the Partner(s) comply with all of the applicable terms and conditions of this Agreement to the same extent as they apply to Company for all applicable purposes. Company shall remain liable to Roche for the performance of all obligations and observance of all terms so imposed on a Partner under such Partner Agreement(s) and shall itself account to Roche for all payments due under this Agreement.

Prior to entering into a Partner Agreement, Company shall provide Roche with notice of the identity of the proposed partner and the type of transaction contemplated (e.g., sale of Company, sale of the Compounds and Products or sublicense, including the territories that are to be sublicensed). Following execution of a Partner Agreement, Company will provide Roche with such Partner Agreement, which may be redacted with respect to any terms not necessary for Roche to ensure compliance with the terms of this Agreement. Any sublicense of the rights granted hereunder to be included in a Partner Agreement shall be subject to Roche’s prior written approval of the Partner, such approval not to be unreasonably withheld, conditioned or delayed; provided that Roche shall not withhold, condition or delay its approval unless Roche reasonably believes that the potential Partner (a) does not have substantially similar compliance standards as Company or (b) does not have, and is not reasonably likely to obtain, the financial means or the capabilities to perform the obligations under this Agreement to the same extent as Company. If Roche withholds, conditions or delays its approval, then Roche shall provide the reasoning of such withholding, conditioning or delay of approval to Company. If, after good faith negotiations [***], the Parties cannot settle any dispute as to whether Roche has unreasonably withheld, conditioned or delayed its approval of the Partner or the terms of the Partner Agreement, then the dispute shall be initially referred to the executive officers of the Parties in accordance with Section 21.4. Should the Parties’ executive officers fail to agree [***], then, notwithstanding Section 21.5, the dispute shall be settled by arbitration under the procedures of Sections 21.5-21.7.

Any Partner Agreement shall include the right to disclose a redacted copy of the Partner Agreement and the Partner’s confidential information to Roche as necessary for Roche to ensure compliance with the terms of this Agreement.

The Partners of Company shall have the right to further sub-license rights to their Affiliates as provided in Section 2.3, and to sub-license rights to develop and commercialize the Compounds or Products to a Third Party with Roche’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed, in accordance with the terms of and process described in this Section 2.4 (applied mutatis mutandis to such further sub-license in place of a Partner Agreement).

As a general principle, a Partner Agreement shall not be structured with the intent to avoid payments to Roche otherwise due to Roche under this Agreement.

For example: Company shall not enter into a Partner Agreement that allocates certain payments to a product other than a Product, where such payments are materially inconsistent with the relative values of the Product and such other product and the rights granted with respect to each such product, for the purpose of avoiding payments to Roche under this Agreement.

2.5	Sub-Contractors

Company, together with its Affiliates that have been sublicensed under this Agreement and Sublicensees, has the right, without the consent of Roche, to sub-contract work performed under this Agreement, which right shall include the right to grant a sublicense of the rights granted hereunder to the extent necessary for such subcontractor to fulfill its obligations in compliance with this Agreement. Any sub-contract agreement shall include the right to disclose (i) a copy of such sub-contract agreement and confidential information disclosed thereunder (which will be Company’s Confidential Information hereunder) to Roche and (ii) the right to assign the agreement to Roche upon Roche’s having obtained rights to the Compound and Product either as a result of the exercise of its Right of First Negotiation pursuant to Article 3 or upon termination of this Agreement, including the right to transfer of the ownership of data, information and results arising therefrom to Roche to the same extent as to Company.

2.6	Retained Rights

Notwithstanding anything in this Agreement, Roche shall retain the right to use the Compounds and Roche Know-How for internal non-clinical research purposes (e.g., as a reference model) alone or in collaboration with a Third Party for Compound data mining purposes; provided, however that Roche shall not disclose to any Third Party or publish or present any results of such research, in each case, pertaining specifically to any Compound except where a Compound is mentioned as part of a general discussion, without Company’s prior written consent (not to be unreasonably withheld, conditioned or delayed).

3.	Right of First Negotiation

3.1	Roche Exclusive Right of First Negotiation

Roche shall have an exclusive right to negotiate a license or a purchase of all Compounds and Products as set forth in this Article 3 (“Exclusive Right of First Negotiation”). If Company (i)(a) within [***] from the Effective Date or (b) until the Completion of the first Phase III Study of a Product, whichever is later, intends to enter into a Partner Agreement granting rights in the US, China or one or more Major EU Countries (a “Major Market Agreement”), [***] shall promptly inform Roche in writing of such intention, in each situation prior to exchanging a term sheet (the “Company Notice”).

3.2	Due Diligence

[***]

If Company intends to enter into a Major Market Agreement, then Roche shall have the right to exercise its rights hereunder for the respective country, region or entire Territory, as the case may be. Notwithstanding anything contrary herein, if Company intends to enter into a Partner Agreement granting rights in any of the Major EU Countries, then Roche shall have the right to exercise its rights hereunder for the entire EU. If the ROFN Exercise Notice indicates that Roche is not interested in exercising its rights or Roche does not provide an Exercise Notice before the end of the Review Period, then Roche shall be deemed to have waived its rights as to the countries or regions that are the subject of the Company Notice, and Company shall have, subject to the terms set forth herein, the right to enter into the Major Market Agreement with a Third Party.

3.3	Negotiation Process

This Section 3.3 will apply if Company notifies Roche in the Company Notice that it intends (a) to enter into a Major Market Agreement or (b) [***].

If Company intends to enter into a Partner Agreement, then the Parties will negotiate in good faith the terms and conditions under which Company would grant to Roche the rights to Compounds and Products with regard to the respective countries, regions or in the entire Territory (as applicable, the “Respective Major Market(s)”), and the terms and conditions under which the following would occur:

(i)            all rights and licenses granted by Roche to Company under this Agreement would terminate with regard to the Respective Major Market(s) and Company would return all such rights and licenses to Roche, except for the license to Company to use, have used, make, have made, import and export Compounds and Products in the Respective Major Market(s) solely for the purpose of seeking Regulatory Approval for and commercializing Compounds and Products outside of the Respective Major Market(s); and

(ii)           Company would grant to Roche an exclusive (even as to Company), sub-licensable license under the Company Patent Rights and Company Know-How in the Respective Major Market(s) to develop, have developed, make, have made, use, have used, manufacture, have manufactured, import, have imported, offer for sale and have offered for sale, sell and have sold Compounds and Products in the Field in the Respective Major Market(s), except that Company would retain the right under the Company Patent Rights and Company Know-How to use, have used, make, have made, import and export Compounds and Products in the Respective Major Market(s) solely for the purpose of seeking Regulatory Approval for and commercializing Compounds and Products outside of the Respective Major Market(s).

[***].

Together with the ROFN Exercise Notice, Roche shall provide Company a written offer for the terms and conditions upon which Company would revert back to Roche the rights to the Compounds and Products with regard to the Respective Major Market(s) or Roche would acquire Company, as applicable. Such offer shall have the form of a draft term sheet. After Company’s receipt of the first draft term sheet the Parties shall have up to [***] to exclusively and in good faith negotiate the terms and conditions of a final term sheet (the “Term Sheet”).

Upon finalization of the Term Sheet, the Parties shall have a further period of up to [***] to exclusively and in good faith negotiate and finalize the respective definitive agreement(s) (the “Definitive Agreement”).

The term “Negotiation Period” shall mean the period of time commencing on the date of Roche’s ROFN Exercise Notice and ending either (1) [***] after such ROFN Exercise Notice in the case where the Parties fail to execute an agreed upon Term Sheet during such period; or (2) [***] after execution of an agreed upon Term Sheet if the Parties fail to enter into the Definitive Agreement within such [***] period.

If (A) Roche declines to access the Data Room during the Review Period, (B) Roche during the Negotiation Period confirms in writing to Company that it is not interested in having the rights to the Compounds and the Products revert back to it as described above in this Section 3.3 or to acquire Company or (C) the Parties, after good faith discussions during the relevant part of the Negotiation Period, cannot agree on the Term Sheet or fail to enter into the Definitive Agreement, then Company shall be free [***] or (y) enter into a Partner Agreement with a Third Party with regard to the Respective Major Market(s) (but subject to Roche’s prior consent as provided in Section 2.4), subject to the last sentence of this Section 3.3.

Notwithstanding the foregoing, if the Parties have failed to agree on a Term Sheet or the Definitive Agreement during the applicable Negotiation Period, then Company shall be free to start negotiations and enter into a Partner Agreement with respect to the Respective Major Market(s) [***], provided that during the [***] period after the end of the applicable Negotiation Period with Roche, Company shall not enter into a Partner Agreement with regard to the Respective Major Market(s) [***].

If Company does not enter into a Partner Agreement for the Respective Major Market(s) [***], in each case, during the [***] period after the end of the applicable Negotiation Period with Roche, but continues the development and commercialization of the Compounds and Products with regard to the Respective Major Market(s), then this Section 3.3 shall apply mutatis mutandis, if Company after such [***] period intends again to enter into a Major Market Agreement with regard to the same country(ies) [***].

4.	Alliance Managers and Technology Transfer

4.1	Alliance Managers

Each Party shall designate an “Alliance Manager” [***] after the Effective Date. The Alliance Managers shall facilitate the transfer to Company of the Roche Know-How and GMP Materials and communication between the Parties and are the primary points of contact between the Parties with respect to all matters arising under this Agreement, including informational requests from Company to Roche during the Agreement Term. Each Party may change its Alliance Manager from time to time in its sole discretion upon written notice to the other Party.

4.2	Roche Know-How Transfer

Promptly, but not later [***] after the Effective Date, Roche shall transfer to Company the Roche Know-How at no additional cost to Company. Such Roche Know-How transfer shall occur electronically promptly after the Effective Date by granting Company download rights to the electronic database for a period of [***] from first date such access is made available to Company.

Roche shall provide written or verbal answers to reasonable questions (e.g., after accessing and re-assessing the data provided by Roche in the data room, questions that cannot be answered, or open items that cannot be resolved) relating to the Compounds or Products. Such efforts are limited to a maximum of [***] of Roche personnel free of charge and provided that Roche still has access to personnel with relevant expertise. Subject to availability of such expertise, if Company desires any additional assistance beyond the [***], then Company may request such additional assistance from Roche, and Roche shall use reasonable efforts to provide any such additional assistance to Company. Such additional assistance shall be reimbursed to Roche at Roche’s standard commercial rate applicable at that time. Such obligation by Roche under this Section 4.2 shall not exceed [***] commencing on the Effective Date.

4.3	Roche Material Transfer

Promptly, but no later [***] after the Effective Date, Company will inform Roche of the shipping address to which the GMP Materials shall be transferred. Upon such confirmation of address and ability to receive the GMP Materials, Roche shall [***] transfer to the Company in [***] related to the Products that was manufactured under GMP conditions (“GMP Materials”), whether or not currently qualified, that is in its or its Affiliates’ possession at the Effective Date, together with all existing certificates of analyses and release documentation therefor. A listing of the GMP Materials to be transferred by Roche to Company and used solely for non-clinical or clinical development, is provided in Appendix 4.3. Roche shall have no obligation to retest or certify any GMP Materials and PROVIDES SUCH GMP MATERIALS WITHOUT ANY WARRANTY WHATSOEVER. Company shall pay to Roche [***] upon delivery of the GMP Materials. Company shall be solely responsible for and pay all transfer or shipment related costs, e.g., direct shipment cost, import or value-added tax, etc.

4.4	Regulatory Filings

Roche shall take such actions as reasonably necessary to transfer copies and ownership of (i) any IND related to the Product and (ii) all other filings and correspondence with or to and from any Regulatory Authority with respect to the Compounds or Products ((i) and (ii) collectively, the “Transfer”), and shall take such actions as may be necessary to inform Regulatory Authorities of this Transfer. For the avoidance of doubt, Company shall be obligated to accept the Transfer of any such IND immediately after receiving the respective written notice from a Regulatory Authority. Company and Roche shall determine the effective date of the Transfer and coordinate the notification of such Transfer to the Regulatory Authority. All of the activities contemplated by this Section 4.4 shall be conducted by Roche at no cost to Company.

Roche hereby grants to Company, its Affiliates that have been sublicensed under this Agreement and Sublicensees, at no additional cost to Company, a right of reference to all regulatory submissions filed by Roche or its Affiliates in the Territory related to the Compound or any Product, including the manufacture thereof, for the purpose of seeking, obtaining and maintaining Regulatory Approvals for, and the manufacture and commercialization of, Products in the Field in the Territory. Roche shall take all actions reasonably requested by Company to enable Company, its Affiliates that have been sublicensed under this Agreement and Sublicensees to exercise such right of reference.

Roche shall transfer to Company all relevant historical clinical and non-clinical data (including safety information on serious adverse events, which shall be provided in CIOMS format and safety information on non-serious adverse events, which shall be provided in English Line Listing format unless both Parties agree to an alternative agreeable format) at no additional charge to Company [***] after Company confirms the location to where the data shall be transferred. Clinical and non-clinical data that are easily retrievable will be transferred no later [***] after both parties have mutually agreed upon the format and the location for the clinical data to be transferred.

4.5	No Further Obligations

Roche shall have no obligation to transfer any Know-How, materials, regulatory filings or to provide technical support other than expressly stated in this Article 4; provided, however, that if Roche discovers after the Effective Date that any Know-How, material or regulatory filing that is Controlled by Roche or its Affiliates, which is readily accessible and is material and necessary to the exercise of the rights granted to Company under this Agreement has not been transferred to Company, then Roche will use reasonable efforts to transfer such Know-How, material or regulatory filing to Company, subject to [***] limit on additional assistance as set forth in Section 4.2 or such additional assistance being reimbursed by Company to Roche at Roche’s standard commercial rate applicable at that time.

5.	Diligence

Company shall use [***] to develop, seek Regulatory Approval, and, on a country-by-country basis where Regulatory Approval has been obtained, commercialize at least [***] in the Field in each such country of the Territory.

6.	Development

6.1	Responsibility

Company shall be solely and exclusively responsible at its own expense for the non-clinical and clinical development of the Product in the Field in the Territory.

6.2	Development Plan

Company will conduct the development of the Compounds and Products in the Field in the Territory in accordance with a written plan (“Development Plan”). Company shall send to Roche the Development Plan promptly after its finalization and within [***] after the Effective Date, and thereafter Company shall annually send to Roche a then-current version of the Development Plan at the end of December of each Calendar Year for so long as there is a Product in development by Company, or more often as Company may determine to amend the Development Plan.

6.3	Reporting

Until the First Commercial Sale of a Product, Company shall submit to Roche together with the Development Plan, an annual report describing the development progress of the Products by Company, its Affiliates and Sublicensees, including an update of key regulatory activities for the Products in the US, Major EU Countries, Japan and China. Company shall send such annual report at the end of December of each Calendar Year until the First Commercial Sale of a Product.

7.	Supply

7.1	Clinical and Non-Clinical Supply of Product

Company shall be solely and exclusively responsible at its own expense for the manufacture and supply of clinical and non-clinical supplies of the Product, either by itself, or through a Third Party.

7.2	Commercial Supply of Product

Company shall be solely and exclusively responsible at its own expense for the commercial manufacture and commercial supply of Product for sale in the Territory, either by itself, or through a Third Party.

8.	Regulatory

8.1	Responsibility

Except as provided in Section 4.4, Company shall be solely and exclusively responsible at its own expense for all regulatory affairs related to Products in the Field in the Territory, including the preparation, filing and maintaining of applications for Regulatory Approval, as well as any or all Regulatory Approvals required to develop, have developed, make, have made, use, have used, import, have imported, sell and have sold Compounds and Products. Company shall be solely and exclusively responsible for pursuing, compiling and submitting all regulatory filing documentation, and for interacting with regulatory agencies, for Compounds and Products in all countries in the Territory. Company shall own and file in its own discretion all regulatory filings and Regulatory Approvals for the Compound and Product in all countries of the Territory.

8.2	Informed Consent Forms

Any Informed Consent forms with study subjects under any clinical study run by or on behalf of Company or any of its Partners containing the Product shall include the right to transfer samples, data and information from such study to Roche in the event the Agreement is terminated or rights otherwise revert to Roche.

8.3	Pharmacovigilance Agreement

The Parties do not as of the Effective Date believe that a Pharmacovigilance Agreement will be necessary, but if the Parties agree after the Effective Date of this Agreement that such agreement is applicable, Company and Roche shall negotiate in good faith and enter into a Pharmacovigilance Agreement in accordance with all Applicable Laws which sets forth, among other things, the responsibilities and obligations of the Parties with respect to the procedures and timeframes for compliance with all Applicable Laws (and each of the Party’s policies) pertaining to safety reporting and their related activities, with respect to the Products under this Agreement.

9.	Commercialization

9.1	Responsibility

Company shall be solely and exclusively responsible at its own expense, for the marketing, promotion, sale and distribution of the Products in the Territory.

9.2	Reporting and Updates

After the First Commercial Sale of a Product and until the expiry of the Agreement Term, Company shall inform Roche in an annual report summarizing the material commercialization activities undertaken for the Products in the Field in the Territory by Company, its Affiliates and Sublicensees in the preceding year. The first such annual report shall be provided on the first anniversary of the First Commercial Sale of the first Product. Each subsequent annual report shall be provided on subsequent anniversaries of the First Commercial Sale. In addition, upon the reasonable request of Roche not more than twice per Calendar Year, Company shall provide an update, in writing or through a meeting (face to face/ tele-presence/videoconference or telephone).

10.	Payment

10.1	Upfront Payment

Within [***] after the Effective Date, Company shall pay to Roche four million US dollars (US$4,000,000). The upfront payment of four million five hundred thousand US dollars (US$4,500,000) comprises the sum of (a) the payment of four million US dollars (US$4,000,000) mandated in the first sentence of this Section 10.1 and (b) the credit of five hundred thousand US dollars (US$500,000) carried over from the Exclusivity Agreement. These payments shall be non- refundable.

10.2	Development Event Payments

Company shall pay to Roche up to a total of eighty-five million US dollars (US$85,000,000) in relation to the first achievement of each of the development events set forth below in this Section 10.2 with respect to the first Product that achieves such events. The development event payments under this Section 10.2 shall be paid by Company according to the following schedule of development events and shall be non-refundable.

Development Event	1st Indication	2nd Indication
US Dollars (in millions)
[***]	[***]	[***]

Each development event payment shall be paid only once the first time a Product reaches the applicable triggering event, regardless of the number of times such events are reached by a Product.

If a given Product does not undergo a Phase III Study but instead receives a Regulatory Approval, then the Initiation of Phase III Study event payment shall be paid when such Product first receives Regulatory Approval. Moreover, for clarity, if an Indication is pursued and then terminated, then the next Indication shall be considered the 1st Indication for development events subsequent to any development events that have already been achieved with respect to the 1st Indication such that Company shall not be required to repay any previously achieved development event payments with respect to such Indication.

Moreover, for clarity, if an Indication is pursued and then terminated, then the next Indication shall be considered the 1st Indication for development events subsequent to any development events that have already been achieved with respect to the 1st Indication such that Company shall pay future development event payments at the 1st Indication rate regardless of whether the Initiation of the first Phase III Study development event payment was made at the 2nd Indication rate since the 2nd Indication would become the 1st Indication subsequent to the Initiation of the first Phase III Study development event. The next Indication thereafter would be the 2nd Indication and payment would begin with the Regulatory Approval in the US, Regulatory Approval in the EU or Regulatory Approval in the first of China or Japan development event payment, as applicable, since the Initiation of first Phase III Study development event payment for the 2nd Indication would have already been paid.

Upon reaching a development event, Company shall timely notify Roche and the applicable development event payment shall be paid by Company to Roche [***] from receipt of an invoice from Roche following occurrence of the applicable event.

10.3	Sales Based Events

Company shall pay to Roche up to a total of one hundred twenty million US dollars (US$120,000,000) based on the first achievement aggregate Calendar Year Net Sales of Product(s) in the Territory, as set forth below:

Net Sales Threshold	US Dollars (in millions)
Total Calendar Year Net Sales in the Territory of Product(s) exceed [***]	[***]
Total Calendar Year Net Sales in the Territory of Product(s) [***]	[***]
Total Calendar Year Net Sales in the Territory of Product(s) [***]	[***]
Total Calendar Year Net Sales in the Territory of Product(s) [***]	[***]
TOTAL	[***]

Each of the sales based event payments shall be paid no more than once during the Agreement Term, at first occurrence of the event for aggregate Net Sales of all Products in the Territory first reaching the respective Net Sales threshold, and shall be non-refundable and non-creditable. Upon reaching sales based events, Company shall notify Roche timely (but in no event longer than [***] after the event occurs) and sales based events payments shall be paid by Company to Roche within [***] after the end of the Calendar Year in which the applicable Net Sales threshold was achieved.

10.4	Royalty Payments

10.4.1	Royalty Term

Royalties shall be payable by Company on Net Sales of Products on a Product-by-Product and country-by-country basis until the expiry of the Royalty Term for the applicable Product in the applicable country. Thereafter, the licenses with respect to such Product in such country shall be fully paid up and non-exclusive.

10.4.2	Royalty Rates

Subject to Section 10.11, the following royalty rates shall apply to the respective tiers of aggregate Calendar Year Net Sales of all Product(s) in the Territory, on an incremental basis, as follows:

Tier of Calendar Year Net Sales in million US$	Percent (%) of Net Sales
[***]	[***]

For example, if Net Sales of Product(s) in the Territory, for a given Calendar Year, are [***], then royalties owed to Roche on such Net Sales of Product(s) for that Calendar Year shall equal [***] calculated as follows: [***]

10.5	Combination Product

If neither the Compound nor the Other Components in a particular Combination Product are sold separately in a given country, then the Parties will negotiate in good faith and agree to an appropriate adjustment to Net Sales in such country that takes into account the medical contribution to the Combination Product of, and all other factors reasonably relevant to the relative commercial value of, the Compound, on the one hand, and all of the Other Components collectively, on the other hand (the “Relative Commercial Value”). If, after such good faith negotiations not to exceed [***], the Parties cannot agree to an appropriate adjustment, then the dispute shall be initially referred to the executive officers of the Parties in accordance with Section Article 121.4. Should the Parties fail to agree within [***] of such referral, the Relative Commercial Value shall be determined by an Expert Committee under the procedures of Section 10.6.

10.6	Expert Committee

If the Parties are unable to agree on the Relative Commercial Value under Section 10.5, then Roche will select one (1) individual who would qualify as an Expert, Company will select (1) individual who would qualify as an Expert, and those two (2) individuals shall select one (1) individual who would qualify as an Expert and who shall be chairman of a committee of the three Experts (the “Expert Committee”), each with a single deciding vote. The Expert Committee will promptly hold a meeting to review the issue under review, at which it will consider memoranda submitted by each Party at least [***] before the meeting, as well as reasonable presentations that each Party may present at the meeting. The determination of the Expert Committee as to the issue under review will be binding on both Parties. The Parties will share equally in the costs of the Expert Committee. The Expert Committee may not decide on issues outside the scope mandated under terms of this Agreement.

10.7	No Valid Claim

If, for a given Product in a given country within the Territory, no Valid Claim Covers such Product in such country, then the royalty payments for such country shall be reduced by [***].

10.8	Generic Product

If, for a given Product, after the entry of one or more Generic Products in a country, (i) in any Calendar Quarter at any time after entry of such Generic Product(s) there has been a decline of the Net Sales of the applicable Product in such country greater [***] of the level of the Net Sales of such Product achieved on average of the four (4) Calendar Quarters immediately prior to such entry and (ii) at such time there is no Valid Claim that Covers such Product in such country, then the royalty payments due to Roche for such Product in such country shall be reduced by [***].

10.9	Third Party Payments

Company shall be solely responsible for and pay or have paid the entire consideration owed to any Third Party in relation to Third Party intellectual property rights necessary or useful to make, use or sell Compounds and Products with no right to offset.

10.10	Strategic Transaction

[***]

10.11	IPO

Subject to the terms of this Section 10.11 and any approvals, notices or filings required under Applicable Law, if the Company completes an IPO during the Agreement Term, then Roche or its Affiliate(s) (“Roche Equityholder”) will be issued a number of shares of the Company’s capital stock (or the common stock of any successor to the Company in the IPO) equal to [***] of the outstanding shares of common stock of the Company (or such successor) as of immediately after the completion of the IPO (the “Roche Shares”). [***].

In connection with Company’s issuance of Roche Shares to Roche Equityholder, Roche shall cause Roche Equityholder to enter into a customary stock subscription agreement in the form provided to Roche by Company.

In addition, Roche will not, and will cause Roche Equityholder not to, without the prior written consent of the managing underwriter, during the period commencing on the date of the final prospectus relating to the registration by Company of shares of its equity for the IPO, and ending on the date specified by Company and the managing underwriter (such period not to [***] in the case of the IPO, or such other period as may be requested by Company or an underwriter to accommodate applicable regulatory restrictions, (a) lend; offer; pledge; sell; contract to sell; sell any option or contract to purchase; purchase any option or contract to sell; grant any option, right, or warrant to purchase; or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable (directly or indirectly) for common stock held immediately before the effective date of the registration statement for such offering or issued pursuant to this Section 10.11 or (a) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of such securities, in each case, whether any such transaction described in clause (i) or (ii) is to be settled by delivery of common stock or other securities, in cash, or otherwise. The foregoing provisions of this Section 10.11. The underwriters in connection with such registration are intended third-party beneficiaries of this Section 10.11 and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto. Roche further agrees to cause Roche Equityholder to execute such agreements as may be reasonably requested by the underwriters in connection with such registration that are consistent with this Section 10.11 or that are necessary to give further effect thereto.

11.	Accounting and Reporting

11.1	Timing of Payments

Company shall calculate royalties on Net Sales quarterly as of March 31, June 30, September 30 and December 31 (each being the last day of an “Accounting Period”) and shall pay royalties on Net Sales within [***] after the end of each Accounting Period in which such Net Sales occur.

11.2	Late Payment

Any payment under this Agreement that is not paid on or before the date such payment is due shall bear interest, to the extent permitted by Applicable Law, at [***] above the average one-month Euro Interbank Offered Rate (EURIBOR), as reported by Reuters from time to time, calculated on the number of days such payment is overdue.

11.3	Method of Payment

Royalties on Net Sales and all other amounts payable by Company hereunder shall be paid by Company in US Dollars (the “Payment Currency”) to account(s) designated by Roche.

11.4	Currency Conversion

When calculating the Net Sales of any royalty-bearing Product that occur in currencies other than the Payment Currency, Company shall convert the amount of such sales in local currency (the “Reporting Currency”) into the Payment Currency using Company’s then-current internal foreign currency translation actually used on a consistent basis in preparing its audited financial statements.

11.5	Reporting

(1)          With each payment pursuant to Section 10.4, Company shall provide Roche in writing for the relevant Calendar Quarter on a Product-by-Product basis the following information:

(i)           Invoice sales in Reporting Currency on a country-by-country basis;

(ii)          Net Sales in Reporting Currency on a country-by-country basis;

(iii)          adjustments made pursuant to Sections 10.5 and 10.6 on a country-by-country basis;

(iv)          Net Sales in Reporting Currency after adjustments made pursuant to Sections 10.5 and 10.6 in Reporting Currency;

(v)           royalty rate pursuant to Section 10.4.2 and adjustments made pursuant to Sections 10.7 - 10.9 on a country-by-country basis; and (vi) total royalty payable in the Payment Currency.

(2)          With each payment pursuant to Section 10.10, Company shall provide Roche in writing for the relevant Calendar Quarter the amount of any transaction costs, if applicable, and the following information:

(i)           Net Proceeds in local currency and Payment Currency;

(ii)          previously received Net Proceeds in Payment Currency;

(iii)          aggregate Net Proceeds received in Payment Currency;

(iv)          total Strategic Transaction Revenues in Payment Currency;

(v)           Strategic Transaction Revenues that have been paid in Payment Currency; and

(vi)          Strategic Transaction Revenues payable in Payment Currency.

12.	Taxes

Roche shall pay all sales, turnover, income, revenue, value added, and other taxes levied on account of any payments accruing or made to Roche under this Agreement. If provision is made in law or regulation of any country for withholding of taxes of any type, levies or other charges with respect to any royalty or other amounts payable under this Agreement to Roche, then Company shall promptly pay such tax, levy or charge for and on behalf of Roche to the proper governmental authority, and shall promptly furnish Roche with receipt of payment. Company shall be entitled to deduct any such tax, levy or charge actually paid from royalty or other payment due to Roche or be promptly reimbursed by Roche if no further payments are due to Roche. Each Party agrees to reasonably assist the other Party in claiming exemption from such deductions or withholdings under double taxation or similar agreement or treaty from time to time in force and in minimizing the amount required to be so withheld or deducted.

13.	Auditing

13.1	Roche Right to Audit

Company shall keep, and shall require its Affiliates and Sublicensees to keep, full, true and accurate books of account containing all particulars that may be necessary for the purpose of calculating all Net Sales, royalties, Net Proceeds, and Strategic Transaction Revenues payable under this Agreement. Such books of accounts shall be kept at their principal place of business. At the expense of Roche, Roche has the right to appoint one of the major public accountant firms to perform, on behalf of Roche an audit of such books and records of Company and its Affiliates and Sublicensees, that are deemed necessary by the major public accountant firm to report on (i) Net Sales of Product, royalty calculations, Net Proceeds calculations, and Strategic Transaction Revenues calculations for the period(s) requested by Roche and the (ii) the correctness of any financial report or payments made under this Agreement.

Upon timely request and at least [***] prior written notice from Roche, such audit shall be conducted in the countries specifically requested by Roche, during regular business hours in such a manner as to not unnecessarily interfere with Company’s or its Affiliates’ or Sublicensees’ normal business activities, and shall be limited to results in [***] prior to audit notification.

Such audit shall not be performed more frequently than once per Calendar Year nor more frequently than once with respect to records covering any specific period of time. All information, data documents and abstracts herein referred to shall be used only for the purpose of calculating all Net Sales, royalties, Net Proceeds, and Strategic Transaction Revenues payable under this Agreement, shall be treated as Company’s Confidential Information subject to the obligations of this Agreement and need neither be retained more than [***] after completion of an audit hereof, if an audit has been requested; nor more than [***] from the end of the Calendar Year to which each shall pertain; nor more than [***] after the date of termination of this Agreement.

13.2	Audit Reports

The auditors shall only state factual findings in the audit reports and shall not interpret the agreement. The final audit report shall be shared with Company at the same time it is shared with Roche.

13.3	Over-or Underpayment

If the audit reveals an overpayment, then Roche shall reimburse Company for the amount of the overpayment within [***] after the date of the final audit report. If the audit reveals an underpayment, then Company shall make up such underpayment with the next royalty payment or other payment, if no further royalty payments or other payments are owed to Roche, then Company shall reimburse Roche for the amount of the underpayment within [***] after the date of the final audit report. Company shall pay for the audit costs if the underpayment of Company exceeds [***] of the aggregate amount of royalty payments or other payments owed with regard to the royalty statements or other payments subject of the audit. Section 11.2 (Late Payment) shall apply to this Section 13.3 and Roche shall otherwise pay for the audit costs.

14.	Intellectual Property

14.1	Ownership of Inventions and Know-How

Company shall own all Company Inventions. Both Parties shall own jointly all Joint Inventions. Roche shall own all Roche Inventions. Company and Roche each shall require all of its employees to assign all inventions related to Products made by them to Roche and/or Company, as the case may be. The determination of inventorship for Inventions shall be in accordance with US inventorship laws.

Subject to the licenses granted under this Agreement, each Party shall be free to exploit Joint Inventions, Joint Patent Rights and Joint Know-How without the consent of, or any duty to account to, the other Party.

Except as specifically set forth herein, this Agreement shall not be construed as (i) giving any of the Parties any license, right, title, interest in or ownership to the Confidential Information; (ii) granting any license or right under any intellectual property rights; or (iii) representing any commitment by either Party to enter into any additional agreement, by implication or otherwise.

14.2	German Statute on Employee’s Inventions

If the German Statute on Employees’ Inventions applies, e.g. if an Invention is made by an employee of a Party or its Affiliate which is organized under German Law, each Party agrees to claim the unlimited right in and to any Invention conceived, reduced to practice, developed, made or created in the performance of, or as a result of, any research by employees of said Party or its Affiliate. For the avoidance of doubt, said Party or its Affiliate is responsible, at its own expense and discretion, for fulfilling the obligations towards their employees under the German Statute on Employee’s Inventions.

14.3	Prosecution of Roche Patent Rights

Roche shall, at its own expense and discretion, Handle all Roche Patent Rights. Company shall have the right to, at its own expense and discretion, Handle all Patent Rights other than Roche Patent Rights. Roche shall consult with Company as to the Handling of Roche Patent Rights. Roche may assign the Handling of the Roche Patent Rights to Company to be Handled by Company at own expense and discretion, provided however that such Patent Rights shall still be deemed Roche Patent Rights for the purpose of calculating the royalties under this Agreement.

Roche shall inform Company on a regular basis on the status of Roche Patent Rights.

14.4	Prosecution of Company Patent Rights and Joint Patent Rights

Company has the sole right, but not the obligation, to, at its own expense and discretion, Handle all Company Patent Rights and, at its own expense but in consultation with Roche, all Joint Patent Rights. Company shall inform Roche on a regular basis on the status of Company Patent Rights and Joint Patent Rights.

14.5	CREATE Act

It is the intention of the Parties that this Agreement is a “joint research agreement” as that phrase is defined in 35 USC §103(c)(3).

14.6	Patent Coordination Team

Where the Parties need to consult with each other on the Handling of Roche Patent Rights or Joint Patent Rights, the Parties shall establish a patent coordination team and shall adopt procedures for interacting on patent matters.

14.7	Unified Patent Court (Europe)

At any time prior to the end of the “transitional period” as such term is used in Article 83 of the Agreement on a Unified Patent Court between the participating Member States of the European Union, for a given relevant EU Roche Patent Right, Roche shall consult Company prior to requesting in writing that Company either (a) opt out from the exclusive competence of the Unified Patent Court or (b) if applicable, withdraw a previously-registered opt-out, and Company shall notify the Registry, and take such other action as may be necessary to effect the opt-out or opt-out withdrawal (“Register”). Company shall Register within [***] of receipt of Roche’s written request, or such other time parameters specified by Roche.

14.8	Abandonment of Patent Rights

Unless dealt with under Section 14.3, should Roche decide that it does not desire to Handle any Roche Patent Right, then it shall promptly advise Company thereof and cease any payments relating to the Handling of such Roche Patent Right after [***] following such advice, but Roche will not otherwise cease or abandon the Handling of any Roche Patent Right. At the written request of Company, Roche shall, [***] assign such patent in such country or countries in the Territory to Company, and Company may thereafter Handle the same in Company’s name [***], to the extent that Company desires to do so. All Roche Patent Rights so assigned from Roche to Company shall continue to be treated as Roche Patent Rights for purposes of determining the Royalty Term.

Should Company decide that it does not desire to Handle a Joint Patent Right, then it shall promptly advise Roche thereof. At the written request of Roche, Company shall then, at no cost to Company, assign such patent in such country or countries in the Territory to Roche, and Roche may thereafter Handle the same at Roche’s own cost, to the extent that Roche’s desires to do so.

14.9	Infringement

Each Party shall promptly provide written notice to the other Party during the Agreement Term of any (a) known infringement or suspected infringement by a Third Party of any Roche Patent Rights, Company Patent Rights or Joint Patent Rights, or (b) known or suspected unauthorized use or misappropriation by a Third Party of any Roche Know-How, Company Know-How or Joint Know-How, and shall provide the other Party with all evidence in its possession supporting such infringement or unauthorized use or misappropriation.

Subject to Section 14.12, within [***] after Company provides or receives such written notice (“Decision Period”), Company, in its sole discretion, shall decide whether or not to initiate such suit or action in the Territory and shall notify Roche in writing of its decision in writing (“Suit Notice”).

If Company decides to bring a suit or take action, once Company provides Suit Notice, Company may promptly commence such suit or take such action. In the event that Company (i) does not in writing advise Roche within the Decision Period that Company will commence suit or take action, or (ii) fails to commence suit or take action within [***] after providing Suit Notice, Roche shall thereafter have the right to commence suit or take action in the Territory and shall provide written notice to Company of any such suit commenced or action taken by Roche.

Upon written request, the Party bringing suit or taking action (“Initiating Party”) shall keep the other Party informed of the status of any such suit or action and shall provide the other Party with copies, to the extent the Initiating Party is lawfully permitted to do so, of all substantive documents or communications filed in such suit or action. The Initiating Party shall have the sole and exclusive right to select counsel for any such suit or action.

The Initiating Party shall, except as provided below, pay all expenses of the suit or action, including the Initiating Party’s attorneys’ fees and court costs and damages owed to Third Parties. Any damages, settlement fees or other consideration received as a result of such suit or action shall be allocated as follows:

(a)	First, to reimburse the Initiating Party for its costs and, if any remains, to the other Party for any advisory counsel fees and costs; and

(b)	Second, the balance, if any, shall be allocated (i) if the Company is the Initiating Party, to Company and treated as Net Sales, and (ii) if Roche is the Initiating Party, [***] to Roche and [***] to the Company.

If the Initiating Party believes it reasonably necessary, upon written request the other Party shall join as a party to the suit or action, but shall be under no obligation to participate, except to the extent that such participation is required as the result of its being a named party to the suit or action. Alternatively, at the Initiating Party’s request, the other Party will bring the suit or action in the other Party’s name, if the Initiating Party reasonably believes that the Initiating Party does not have standing to bring the suit or action, and in such event, the Initiating Party will still control the suit or action as provided above. The Initiating Party and the other Party shall then jointly agree in good faith on the strategy on how to bring suit or action. At the Initiating Party’s written request, the other Party shall offer reasonable assistance to the Initiating Party in connection therewith at no charge to the Initiating Party except for reimbursement of reasonable out-of-pocket expenses incurred by the other Party in rendering such assistance. The other Party shall have the right to participate and be represented in any such suit or action by its own counsel at its own expense.

The Initiating Party may settle, enter into a consent judgment or otherwise voluntarily dispose of the suit or action (“Settlement”) without the written consent of the other Party (not to be unreasonably withheld, conditioned or delayed) but only if such Settlement would not require the other Party to admit liability, make any payments or agree to forego any rights or impair any Patent Rights Controlled by such Party or its Affiliates; provided that if Company is the Initiating Party, then no such consent from Roche will be required to grant a sublicense.

For any Company Patent Rights or Company Know-How, Company, in its sole discretion, shall decide whether or not to initiate such suit or action in the Territory. Company shall have full discretion as to how it wishes to handle such suit and may reach Settlement and retain all damages, settlement fees or other consideration under any terms and conditions it desires and retain whatever. Only if a Settlement could adversely affect Roche shall the written consent of Roche be required, which consent shall not be unreasonably withheld.

14.10	Defense

Subject to Section 16, if a Third Party asserts that Patent Rights owned by or licensed to it are infringed by the development, manufacture, use, importation, offer for sale or sale of Products, or that its trade secrets were misappropriated in connection with such activity, then Company shall have the exclusive right and responsibility to resolve any such claim, whether by obtaining a license from such Third Party, by defending against such Third Party’s claims or otherwise, and shall be solely responsible for the defense of any such action, any and all costs incurred in connection with such action (including attorneys’ and expert fees) and all liabilities incurred in connection therewith. Notwithstanding the above, Company shall not enter into any settlement of any such claim without the prior written consent of Roche if such settlement would require Roche to be subject to an injunction or to make any monetary payment to Company or any Third Party, or admit any wrongful conduct by Roche or its Affiliates, or would limit or restrict the claims of or admit any invalidity or unenforceability of any of the Patent Rights Controlled by Roche, or have any impact on activities outside the Field.

14.11	Common Interest Disclosures

With regard to any information or opinions disclosed pursuant to this Agreement by one Party to each other regarding intellectual property or technology owned by Third Parties, the Parties agree that they have a common legal interest in determining whether, and to what extent, Third Party intellectual property rights may affect Compounds or Products, and have a further common legal interest in defending against any actual or prospective Third Party claims based on allegations of misuse or infringement of intellectual property rights relating to the Compounds or Products. Accordingly, the Parties agree that all such information and materials obtained by Company and Roche from each other will be used solely for purposes of the Parties’ common legal interests with respect to the conduct of the Agreement. All information and materials will be treated as protected by the attorney-client privilege, the work product privilege, and any other privilege or immunity that may otherwise be applicable. By sharing any such information and materials, neither Party intends to waive or limit any privilege or immunity that may apply to the shared information and materials. Neither Party shall have the authority to waive any privilege or immunity on behalf of the other Party without such other Party’s prior written consent, nor shall the waiver of privilege or immunity resulting from the conduct of one Party be deemed to apply against any other Party.

Company is responsible to perform due diligence and to secure its own freedom to operate study or opinion in connection with the use, sale, offer for sale and importation of the Compounds and Products from outside counsel of Company’s choice.

14.12	Hatch-Waxman

Notwithstanding anything herein to the contrary, should a Party receive a certification for a Product pursuant to the Drug Price Competition and Patent Term Restoration Act of 1984 (Public Law 98-417, known as the Hatch-Waxman Act), as amended, or its equivalent in a country other than the US, then such Party shall immediately, but in no event later than [***] after such receipt, provide the other Party with a copy of such certification. Company shall have [***] from date on which it receives or provides a copy of such certification to provide written notice to Roche (“H-W Suit Notice”) whether Company will bring suit, at its expense, [***] period from the date of such certification. Should such [***] period expire without Company bringing suit or providing such H-W Suit Notice, then Roche shall be free to immediately bring suit in its name.

14.13	Patent Term Extensions

Company shall have the sole right to seek and obtain all available patent term extensions, adjustments or restorations, or supplementary protection certificates (“SPCs”, and together with patent term extensions, adjustments and restorations, “Patent Term Extensions”) for Compounds and Products. Roche shall execute such authorizations and other documents and take such other actions as may be reasonably requested by Company to obtain such Patent Term Extensions, including designating Company as its agent for such purpose as provided in 35 U.S.C. Section 156. All filings (if any) for such Patent Term Extensions for Patent Rights shall be made by Company after consultation with Roche; provided that in the event that Company elects not to file for a Patent Term Extension, Company shall (a) promptly inform Roche of its intention not to file and (b) grant to Roche the right to file for such Patent Term Extension. Each Party shall execute such authorizations and other documents and take such other actions as may be reasonably requested by the other Party to obtain such extensions. The Parties shall consult and cooperate with each other in gaining patent term restorations, extensions and/or SPCs wherever applicable to such Roche Patent Rights. Each Party shall bear its own expenses in connection with Patent Term Extensions and patent term restoration.

15.	Representations and Warranties (Garantien)

15.1	Mutual representations and warranties

Each Party represents and warrants (garantiert) to the other within the meaning of section 311 para. (1) German Civil Code that, as of the Effective Date: (a) it is duly organized and validly existing under the laws of its jurisdiction of incorporation or formation, and has full corporate or other power and authority to enter into this Agreement and to carry out the provisions hereof; (b) it is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder, and the person or persons executing this Agreement on its behalf has been duly authorized to do so by all requisite corporate or partnership action; and (c) this Agreement is legally binding upon it, enforceable in accordance with its terms, and does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any material law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it.

15.2	Roche Representations and Warranties

Roche represents and warrants (garantiert) to Company within the meaning of section 311 para. (1) German Civil Code that, as of the Effective Date:

(i)            Roche has the full right, power and authority to grant the licenses and other rights purported to be granted to Company under this Agreement, without the consent of, or requirement to make any payments to, any Third Party;

(ii)           Roche is not a party to any legal action, suit or proceeding relating to any Compound or Product, and Roche is not aware of any investigations, inquiries, actions, or other proceedings pending before or threatened by any Regulatory Authority or other governmental authority in the Territory with respect to any Compound or Product, and neither Roche nor its Affiliates has received notice threatening any such investigation, inquiry, action, or other proceeding;

(iii)          there are no pending or, to the best of Roche’s knowledge, threatened adverse actions, suits or proceedings against Roche involving the Compounds, Products or Roche Know-How or Roche Patent Rights;

(iv)         Roche has not received written or oral notice from any Third Party claiming that the manufacture, use or sale of Compound or Product infringes any Patent Right of any Third Party;

(v)          Roche is not aware of any issued Patent Right that would be infringed by the manufacture, use, or sale of the Compounds in the Field in the Territory;

(vi)         Roche is not aware of any Third Party that is infringing, misappropriating, or otherwise violating any Roche Patent Rights or Roche Know-How in the Field in the Territory;

(vii)        Roche has Control of all the Roche Patent Rights and Roche Know-How;

(viii)       Roche and its Affiliates have taken commercially reasonable measures consistent with Roche’s typical practices to protect the secrecy, confidentiality, and value of all Roche Know-How (including requiring all employees, agents, and independent contractors to execute binding and enforceable agreements requiring all such employees, agents, and independent contractors to maintain the confidentiality of such Roche Know-How) and Roche is not aware of (a) any Roche Know-How being used, disclosed to, or discovered by any Third Party except pursuant to such confidentiality agreements and (b) any breach by any party to such confidentiality agreements;

(ix)         Roche and its Affiliates, employees, agents, and independent contractors have conducted all development of all Compounds and Products in accordance with Applicable Law, including conducting all clinical studies with respect to the Compounds and Products in accordance with Applicable Law;

(x)          Roche is not aware of any facts or circumstances which are not publicly available and would (a) form a reasonable basis for rendering any of the Roche Patent Rights invalid or unenforceable or (b) prevent a pending application for a Roche Patent Right from issuing; and

(xi)         Roche does not Control any Patent Rights or Know-How, other than those licensed under this Agreement, that are necessary for the making, having made, using, selling, offering for sale or importing of the compounds [***] as manufactured using the process set forth in the Roche Know-How.

15.3	Limitations

Except as provided in Section 15.2, Roche makes no representation or warranty that all intellectual property rights necessary for Company to make, have made, use, sell, offer for sale and import the Compound or the Product in the Territory have been granted to Company under Article 2. Roche did not perform an exhaustive and final search for Third Party Patent Rights or an evaluation thereof for Compound and technologies relevant under this Agreement. Roche will not keep Company updated about further searches or analyses of Third Party Patent Rights nor will it keep Company updated about any further developments of any Third Party rights or steps taken or intended to be taken by Company with regard to such Third Party rights.

15.4	Disclaimer

Except as expressly set forth herein and elsewhere in this Agreement, THE INTELLECTUAL PROPERTY RIGHTS PROVIDED BY EACH PARTY HEREUNDER ARE PROVIDED “AS IS” AND EACH PARTY EXPRESSLY DISCLAIMS ANY AND ALL WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING THE WARRANTIES OF DESIGN, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES, OR ARISING FROM A COURSE OF DEALING, USAGE OR TRADE PRACTICES.

16.	Indemnification

16.1	Roche indemnification

Roche shall indemnify and defend Company and its Affiliates and third respective officers, directors, employees, consultants and agents (“Company Indemnitees”) from and against any and all losses, damages, liabilities, expenses and costs, including reasonable legal expense and attorneys’ fees (“Indemnified Losses”), to which any such Company Indemnitee may become subject as a result of any claim, demand, action or other proceeding by any Third Party to the extent such Indemnified Losses arise out of or relate to (a) the breach by Roche of any obligation, representation, warranty, covenant or agreement made by it under this Agreement, (b) the development, manufacture, use, handling, storage, sale or other disposition of the Compounds or any Products by Roche or any of its Affiliates or (c) the negligence or willful misconduct of any Roche Indemnitees, except in each case ((a) - (c)), to the extent such Indemnified Losses result from the negligence or willful misconduct of any Company Indemnitee or Company’s breach of this Agreement (including any item subject to indemnification by Company under Section 16.2).

16.2	Company indemnification

Company shall indemnify, and defend Roche and its Affiliates and its respective officers, directors, employees, consultants and agents (“Roche Indemnitees”) from and against any and all Indemnified Losses, to which any such Roche Indemnitee may become subject as a result of any claim, demand, action or other proceeding by any Third Party to the extent such Indemnified Losses arise out of (a) the breach by Company of any obligation, representation, warranty, covenant or agreement made by it under this Agreement, or (b) the development, manufacture, use, handling, storage, sale or other disposition of the Compounds or any Products by Company or any of its Affiliates or Partners, except in each case (a) and (b) to the extent such Indemnified Losses result from the negligence or willful misconduct of any Roche Indemnitee or Roche’s breach of this Agreement (including any item subject to indemnification by Roche under Section 16.1).

16.3	Procedure

In the event any Company Indemnitee or Roche Indemnitee (as the case may be) seeks indemnification under Section 16.1 or 16.2, it shall inform the other Party (the “Indemnifying Party”) of a claim as soon as reasonably practicable after it receives notice of the claim, shall permit the Indemnifying Party to assume direction and control of the defense of the claim (including the right to settle the claim solely for monetary consideration), and shall cooperate as requested (at the expense of the Indemnifying Party) in the defense of the claim, provided that the Indemnifying Party shall not settle any such claim without the prior written consent of any affected Roche Indemnitee or Company Indemnitee (as the case may be), if such settlement contains any admission of fault of such Company Indemnitee or Roche Indemnitee (as the case may be).

17.	Liability

17.1	Disclaimer

THE FOREGOING REPRESENTATIONS AND WARRANTIES ARE IN LIEU OF ALL OTHER REPRESENTATIONS AND WARRANTIES NOT EXPRESSLY SET FORTH HEREIN. COMPANY AND ROCHE DISCLAIM ALL OTHER WARRANTIES, WHETHER EXPRESS OR IMPLIED, WITH RESPECT TO EACH OF THEIR RESEARCH, DEVELOPMENT AND COMMERCIALIZATION EFFORTS HEREUNDER, INCLUDING WHETHER THE PRODUCTS CAN BE SUCCESSFULLY DEVELOPED OR MARKETED, THE ACCURACY, PERFORMANCE, UTILITY, RELIABILITY, TECHNOLOGICAL OR COMMERCIAL VALUE, COMPREHENSIVENESS, MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WHATSOEVER OF THE PRODUCTS.

17.2	Limitation of Liability

Except for a Party’s breach of Section 18 or its obligations under Section 16, NEITHER PARTY SHALL BE LIABLE FOR INDIRECT DAMAGES (INDIREKTE SCHADEN) AND CONSEQUENTIAL DAMAGES (FOLGESCHADEN), NAMELY DAMAGES WHICH (A) DO NOT ARISE DIRECTLY THROUGH THE BREACH OF THE CONTRACTUAL DUTY BUT RATHER ONLY THROUGH THE OCCURRENCE OF A FURTHER INDIRECT CAUSAL EVENT, OR (B) ARE NOT FORESEEABLE FOR THE PARTIES AT THE DATE OF THE CONCLUSION OF THE AGREEMENT ACCORDING TO THE COURSE OF EVENTS WHICH IS TYPICALLY TO BE EXPECTED, INCLUDING LOST REVENUES OR PROFITS (ENTGANGENER GEWINN), IRRESPECTIVE OF THE LEGAL BASIS FOR SUCH CLAIMS. THIS LIMITATION OF LIABILITY SHALL NOT APPLY IN THE EVENT OF DAMAGES CAUSED BY GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE DAMAGING PARTY.

18.	Obligation Not to Disclose Confidential Information

18.1	Non-Use and Non-Disclosure

During the Agreement Term and for [***] thereafter, a Party receiving Confidential Information (“Receiving Party”) shall (a) treat Confidential Information provided by Disclosing Party as it would treat its own information of a similar nature, (b) take all reasonable precautions not to disclose such Confidential Information to Third Parties, without the Disclosing Party’s prior written consent, and (c) not use such Confidential Information other than for fulfilling its obligations or exercising its rights under this Agreement.

18.2	Permitted Disclosure

Each Party may disclose Confidential Information of the other Party as expressly permitted by this Agreement or if and to the extent such disclosure is reasonably necessary in the following instances:

(i)            filing or prosecuting Patent Rights as permitted by this Agreement;

(ii)           prosecuting or defending litigation as permitted by this Agreement;

(iii)          complying with applicable court orders or governmental regulations; and

(iv)         disclosure to (a) Affiliates, (b) Company and potential or actual subcontractors, Partners, assignees and Change of Control counterparties, (c) Third Parties in connection with due diligence or similar investigations by such Third Parties and (d) disclosure to potential Third Party investors or financial institutions or advisors, provided that, in each case, that any such Third Party agrees to be bound by obligations of confidentiality and non-use, such obligations of confidentiality to contain a confidentiality period of at least [***] or another commercially reasonable period of time but not less than [***], except for disclosures of financial deal terms to Third Party investors or financial institutions in connection with due diligence or similar investigations, in which case, the confidentiality period pertaining to this information will be no less than [***].

Notwithstanding the foregoing, in the event a Party is required to make a disclosure of the other Party’s Confidential Information pursuant to Sections 18.2(ii) or 18.2(iii), then it will, except where impracticable, give reasonable advance notice to the other party of such disclosure and use efforts to secure confidential treatment of such information at least as diligently as such Party would use to protect its own confidential information, but in no event less than reasonable efforts. In any event, the Parties agree to take all reasonable action to avoid disclosure of Confidential Information hereunder. The Parties will consult with each other on the provisions of this Agreement to be redacted in any filings made by the parties with the Securities and Exchange Commission (or any other relevant agency or body related to a regulated stock exchange) or as otherwise required by Applicable Law.

18.3	Press Releases

Company may issue a press release announcing the existence and selected key non-financial terms of this Agreement that is mutually agreed by the Parties (the “Initial Press Release”) and is in a form substantially similar to the template attached as Appendix 18.3. Thereafter, both Parties may desire or be required to issue subsequent press releases relating to the Agreement or activities hereunder. The Parties agree to consult with each other reasonably and in good faith with respect to the text and timing of such subsequent press releases prior to the issuance thereof, provided that a Party may not unreasonably withhold or delay consent to such subsequent releases, and that either Party may issue such subsequent press releases as it determines, based on advice of counsel, are reasonably necessary to comply with laws or regulations or for appropriate market disclosure. In addition, following the Initial Press Release announcing this Agreement, either party shall be free to disclose, without the other party’s prior written consent, the existence of this Agreement, the fact that Company has taken a license from Roche to the Compounds and Products for development and commercialization in the Field, and those terms of the Agreement that have already been publicly disclosed in accordance herewith.

18.4	Publications

During the Agreement Term, the following restrictions shall apply with respect to disclosure by Company of Confidential Information relating to the Compounds and Products in any publication or presentation:

Company shall provide Roche with a copy of any proposed publication or presentation at least [***] (or at least [***] in the case of oral presentations) prior to submission for publication so as to provide Roche with an opportunity to recommend any changes it reasonably believes are necessary to continue to maintain the confidentiality of Roche Confidential Information in accordance with the requirements of this Agreement. The incorporation of such recommended changes shall not be unreasonably refused; and if Roche notifies (“Publishing Notice”) Company in writing, within [***] after receipt of the copy of the proposed publication or presentation (or at least [***] in the case of oral presentations), that such publication or presentation in its reasonable judgment (a) contains an invention, solely or jointly conceived or reduced to practice by Roche, for which Roche reasonably desires to obtain patent protection or (b) could be expected to have a material adverse effect on the commercial value of any Confidential Information disclosed by Roche to Company, Company shall prevent such publication or delay such publication for a mutually agreeable period of time. In the case of inventions, a delay shall be for a period reasonably sufficient to permit the timely preparation and filing of a patent application(s) on such invention, and in no event less [***] from the date of the Publishing Notice.

18.5	Commercial Considerations

Nothing in this Agreement shall prevent Company or its Affiliates from disclosing Confidential Information of Roche to (i) Regulatory Authorities to the extent required or desirable to secure Regulatory Approval for the development, manufacture or sale of Products in the Territory, (ii) Third Parties acting on behalf of Company, to the extent necessary for the development, manufacture or sale of Products in the Territory, (iii) Third Parties to the extent necessary to market any Product in the Territory, (iv) Third Parties to the extent necessary in connection with a prospective or actual Partner Agreement, (v) Third Parties to the extent necessary to otherwise carry out its obligations or exercise its rights under this Agreement, (vi) with a prospective or actual financing, investment in or Change of Control of Company, provided that any such disclosures are subject to confidentiality obligations at least as onerous as those set forth in this Agreement or (vii) Third Parties in connection with any IPO of Company, to the extent Company deems such disclosure necessary.

The Receiving Party may disclose Confidential Information of the Disclosing Party to the extent that such Confidential Information is required to be disclosed by the Receiving Party to comply with Applicable Law, to defend or prosecute litigation or to comply with governmental regulations or applicable regulations of a stock exchange, provided that the Receiving Party provides prior written notice of such disclosure to the Disclosing Party and, to the extent practicable, takes reasonable and lawful actions to minimize the degree of such disclosure and to ensure such disclosed Confidential Information is treated confidentially.

19.	Term and Termination

19.1	Commencement and Term

This Agreement shall commence on the Effective Date and continue for the Agreement Term, unless terminated in accordance with Section 19.2.

19.2	Termination

Unless otherwise expressly set forth in this Section 19.2, neither Party is entitled to terminate this Agreement. The right of both Parties to terminate this Agreement for cause with immediate effect (außerordentliche Kündigung) in accordance with section 314 German Civil Code shall be unaffected.

19.2.1	Termination for Breach

A Party (“Non-Breaching Party”) shall have the right, without prejudice to any other remedies available to the Non-Breaching Party, to terminate this Agreement in its entirety in the event the other Party (“Breaching Party”) is in material breach of this Agreement which material breach is not cured as described in this Section 19.2.1. The Non-Breaching Party shall provide written notice to the Breaching Party, which notice shall identify the material breach. The Breaching Party shall have a period of [***] after such written notice is provided (“Peremptory Notice Period”) to cure such breach.

If the Breaching Party has a bona fide dispute as to whether such material breach occurred or has been cured, then it will so notify the Non-Breaching Party together with an explanation for the basis of its dispute, and the expiration of the Peremptory Notice Period shall be tolled until such dispute is resolved pursuant to Section 21.4. Upon the senior executives’ determination of material breach or failure to cure, the Breaching Party may have the remainder of the Peremptory Notice Period to cure such material breach, unless the Peremptory Cure Period is extended pursuant to the senior executives’ determination, in which case the Breaching Party will have such extended period to cure such material breach.

If a material breach is not cured within the Peremptory Notice Period (or such extended period), then the Non-Breaching Party may terminate this Agreement with immediate effect by sending a written notice of termination to the Breaching Party.

19.2.2	Termination for Insolvency Event

A Party shall have the right to terminate this Agreement in its entirety, if the other Party incurs an Insolvency Event; provided, however, in the case of any involuntary bankruptcy proceeding, such right to terminate shall only become effective if the Party that incurs the Insolvency Event consents to the involuntary bankruptcy or such proceeding is not dismissed within [***] after the filing thereof.

19.2.3	Termination by Company without a Cause

Company shall have the right to terminate this Agreement at any time in its entirety or on a Product-by-Product basis upon [***] prior written notice before First Commercial Sale of a Product or upon [***] prior written notice after the First Commercial Sale of a Product. The effective date of termination under this Section 19.2.3 shall be the date six (6) months (or [***] as the case may be) after Company provides such written notice to Roche.

19.3	Consequences of Termination

19.3.1	Termination by Company for Breach by Roche or Roche Insolvency

Upon any termination by Company for breach by Roche or Roche Insolvency, in accordance with Section 19.2.1 or Section 19.2.2, as applicable, the rights and licenses granted by one Party to the other Party under this Agreement shall terminate in their entirety on the effective date of termination.

19.3.2	Termination by Company without Cause, Termination by Roche for Breach by Company, Company Insolvency or Company Debarment

Upon any termination by Company without Cause, Termination by Roche for Breach by Company, Company Insolvency or Company Debarment in accordance with Section 19.2.1, 19.2.2, or 19.2.3, as applicable, the rights and licenses granted by Roche to Company under this Agreement shall terminate in their entirety, or on a Product-by-Product basis, as applicable, on the effective date of termination.

If Roche desires to continue development or commercialization of Product(s), then Roche shall give a Continuation Election Notice to Company within [***] of receipt of Company’s notice of termination without cause. If Company receives such a timely Continuation Election Notice, and to the extent reasonably requested by Roche:

(i)            After the date of notice of termination Company shall, to the extent Company has the right to do so, transfer to Roche all regulatory filings and approvals, all final pre-clinical, non-clinical and clinical study reports and clinical study protocols, trademarks, and all data, including clinical data, materials and information, in Company’s possession and Control, that are (a) solely related to Product(s) and (b) necessary or useful for Roche to continue to develop and commercialize the Product(s).

(ii)           To the extent permitted thereunder, Company shall assign all clinical study agreements, pre-clinical and non-clinical study agreements and CMC study agreements, in each case, solely related to the Products, free of charge;

(iii)          Roche shall, upon transfer, have the right to disclose such filings, approvals and data transferred by Company to Roche to (a) governmental agencies to the extent required or desirable to secure government approval for the development, manufacture or sale of Product(s); (b) Third Parties acting on behalf of Roche or its Affiliates for the development, manufacture, or sale of Product(s), or (c) Third Parties to the extent reasonably necessary to market Product(s).

(iv)         Roche shall have a worldwide, exclusive, sublicensable, transferable license under the Company Patent Rights, Company Know-How and Company’s interest in the Joint Patent Rights, in each case, in existence as of the effective date of termination, to research, develop, manufacture, have manufactured, use, offer to sell, sell, promote, export and import the applicable Compounds and Products in the Field in the Territory. In consideration of the license rights granted to Roche pursuant to this Section 19.3.2(iv), Roche shall (a) either (1) reimburse Company for all payments owed to Third Parties under agreements with such Third Parties pursuant to which Company acquired or licensed rights to intellectual property included in the Company Know-How or Company Patents that arise out of the exercise of the license granted to Roche pursuant to this Section 19.3.2(iv), provide to Company all reports required under any such agreements to be provided to such Third Parties and comply with all other terms under such agreements applicable to a licensee or sublicensee thereunder that have been disclosed to Roche or (2) (A) with respect to any such agreements between Company and a Third Party pursuant to which Company licensed rights solely related to Compounds and/or Products, instruct Company to terminate such agreements, or (B) with respect to any such agreements between Company and a Third Party pursuant to which Company licensed rights related to Compounds and/or Products and any other compound or product, elect not to receive a sublicense under any such agreement, in which case Roche shall not be obligated to reimburse Company for any amounts under any such agreement, and (b) pay to Company a royalty at the applicable rate set forth in the table below [***] after the First Commercial Sale of the Product on a country-by-country basis, and the provisions of Sections 1.46, 10.5, 10.6, 10.7, 10.8, and 11 shall apply mutatis mutandis with respect to such payments. For example, if the Product is transferred to Roche pursuant to this Section 19.3.2(iv) after [***] following the First Commercial Sale of the Product in the US, then Roche shall pay to Company a royalty in the US for [***].

Effective Date of Termination	Percent (%) of Net Sales
[***]	[***]

19.4	Obligations Related to Ongoing Activities

If Roche does not provide timely Continuation Election Notice, then Company (i) shall have the right to cancel all cancellable ongoing obligations and (ii) shall complete all non-cancellable obligations at its own expense.

If Roche provides such timely Continuation Election Notice, then from the date of notice of termination until the effective date of termination, Company shall continue activities ongoing as of the date of notice of termination at its own expense.

After the effective date of termination, Company shall not have any obligation to perform or complete any activities or to make any payments for performing or completing any activities under this Agreement, except as expressly stated herein.

Notwithstanding the foregoing, in case of termination by Roche under Sections 19.2.1, 19.2.2, or 21.10 or by Company under Section 19.2.3, upon the request of Roche, Company shall complete any studies related to the Product(s) that are being conducted under its IND for the Product(s) and are ongoing as of the effective date of termination; provided that

(i)            both Company and Roche in their reasonable judgment have concluded that completing any such clinical studies does not present an unreasonable risk to patient safety;

(ii)           Roche agrees to reimburse Company for all of its development costs that arise after the effective date of termination in completing such studies; and

(iii)          Roche shall assume control over, and responsibility for, such studies as soon as reasonably practicable.

19.5	Obligations Related to Manufacturing

If (i) Roche has provided Company a timely Continuation Election Notice, and (ii) Product is then being manufactured, then, upon the request of Roche, Company shall use reasonable efforts to manufacture and supply (or have manufactured or supplied, as the case may be) Product to Roche for a period that shall not exceed [***] from the effective date of the termination of this Agreement at a price to be agreed by the Parties in good faith. Roche shall use reasonable efforts to take over the manufacturing as soon as possible after the effective date of termination.

19.6	Direct License

Irrespective of anything to the contrary in this Agreement, any existing, permitted sublicense granted to a Sublicensee shall, upon the written request of any Sublicensee within [***] following the effective date of termination, remain in full force and effect [***] from the effective date of termination of this Agreement (“Transition Period”), provided that such Sublicensee is not then in breach of its sublicense agreement, and in the case of termination by Roche for material breach by Company, that such Sublicensee did not cause the material breach that gave rise to the termination by Roche. During such Transition Period, Roche shall cooperate with such Sublicensee to enter into a direct license agreement, whereby such Sublicensee agrees in writing to be bound to Roche under the same terms and conditions of this Agreement. Notwithstanding the foregoing, any sublicense granted by Company under Section 2.3 of this Agreement to its Affiliates shall terminate upon effective date of the termination of this Agreement.

19.7	Royalty and Payment Obligations

Expiration or termination of this Agreement (or any provision hereof) for any reason shall be without prejudice to any right that shall have accrued to the benefit of a Party prior to such expiration or termination, including damages arising from any breach under this Agreement. Termination of this Agreement by a Party, for any reason, shall not release Company from any obligation to pay royalties or make any other payments to Roche that are due and payable or accrued prior to the effective date of termination.

19.8	Survival

Article 1 (Definitions), Article 16 (Indemnification), Article 18 (Obligation Not to Disclose Confidential Information), Article 19 (Term and Termination), Article 20 (Bankruptcy), Article 21 (Miscellaneous) and Sections 11.3 (Method of Payment), 11.4 (Currency Conversion), 14.1 (Ownership of Inventions and Know-How), 14.2 (German Statute on Employee’s Inventions) and 17.2 (Limitation of Liability) shall survive any expiration or termination of this Agreement for any reason.

20.	Bankruptcy

All licenses (and to the extent applicable rights) granted under or pursuant to this Agreement by Roche to Company are, and shall otherwise be deemed to be, for purposes of Section 365(n) of Title 11, US Code (the “Bankruptcy Code”) licenses of rights to “intellectual property” as defined under Section 101(60) of the Bankruptcy Code. Unless Company elects to terminate this Agreement, the Parties agree that following a Roche Insolvency Event, Company, as a licensee or sublicensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the Bankruptcy Code, subject to the continued performance of its obligations under this Agreement. Each Party acknowledges and agrees that “embodiments” of intellectual property within the meaning of Section 365(n) include laboratory notebooks, cell lines, product samples and inventory, research studies and data, all Regulatory Approvals (and all applications for Regulatory Approval) and rights of reference therein, the Roche Patent Rights and Roche Know-How and all information related thereto. If (x) a case under the Bankruptcy Code is commenced by or against Roche, (y) this Agreement is rejected as provided in the Bankruptcy Code, and (z) Company elects to retain its rights hereunder as provided in Bankruptcy Code, Roche (in any capacity, including debtor-in-possession) and its successors and assigns (including a trustee) will:

(i)            provide Company with all such intellectual property (including all embodiments thereof) held by Roche and such successors and assigns, or otherwise available to them, immediately upon Company’s written request. Whenever Roche or any of its successors or assigns provides to Company any of the intellectual property licensed hereunder (or any embodiment thereof) pursuant to this Section 20(i), Company will have the right to perform Roche’s obligations hereunder with respect to such intellectual property, but neither such provision nor such performance by Company will release Roche from liability resulting from rejection of the license or the failure to perform such obligations; and

(ii)           not interfere with Company’s rights under this Agreement, or any agreement supplemental hereto, to such intellectual property (including such embodiments), including any right to obtain such intellectual property (or such embodiments) from another entity, to the extent provided in Bankruptcy Code.

21.	Miscellaneous

21.1	Entire Agreement

This Agreement is the entire agreement between the Parties with respect to the subject matter herein, and supersedes any and all prior agreements, understandings, negotiations or correspondence between the Parties respecting the subject matter hereof, whether written or verbal. The Parties agree that the Non-Disclosure Agreement and Exclusivity Agreement are hereby terminated in their entirety.

21.2	Written Form

Unless otherwise expressly set forth in this Agreement, any provision of this Agreement may be amended or waived only if such amendment or waiver is effected by written instrument executed by all Parties and explicitly refers to this Agreement. This requirement also applies to any amendment or waiver of this Section 21.2 itself.

21.3	Governing Law

This Agreement shall be governed by and construed in accordance with the laws of Germany, without reference to its conflict of laws principles, and shall not be governed by the United Nations Convention of International Contracts on the Sale of Goods (the Vienna Convention) (“Governing Law”).

21.4	Disputes

Unless otherwise set forth in this Agreement, in the event of any dispute in connection with this Agreement, such dispute shall be, by written notice (“Escalation Notice”) referred to the respective executive officers of the Parties designated below or their designees, for good faith negotiations attempting to resolve the dispute. The designated executive officers are as follows:

For Company: CEO
For Roche:       Head of Roche Partnering

21.5	Arbitration

Should the executive officers of the Parties fail to agree pursuant to Section 21.4 within [***] after such dispute has first been referred to them, then except for any dispute subject to Sections 10.5 or 10.6, it shall be finally settled by arbitration in accordance with the commercial arbitration rules of the International Chamber of Commerce (ICC) in force at the time when initiating the arbitration. The tribunal shall consist of three arbitrators, all of whom shall be neutral and independent of the Parties and their Affiliates (the “Arbitral Tribunal”) and selected in accordance with Section 21.6. The expedited procedure provisions set forth in Article 30 and Appendix VI of the ICC rules shall not apply. The place of arbitration shall be Frankfurt, Germany. The language of the arbitration shall be English. Documents submitted in the arbitration (the originals of which are not in English) shall be submitted together with an English translation.

21.6	Arbitrators

Each Party shall nominate one arbitrator. Should the claimant fail to nominate an arbitrator in the request for arbitration within [***] of being requested to do so, or if the respondent should fail to nominate an arbitrator in its answer to the request for arbitration [***] of being requested to do so, the other Party shall request the ICC Court to make such nomination.

The arbitrators nominated by the Parties shall, within [***] from the nomination of the arbitrator nominated in the answer to the request for arbitration, and after consultation with the Parties, agree and appoint a third arbitrator, who will act as a chairman of the Arbitral Tribunal. Should such procedure not result in an appointment within the [***] time limit, either Party shall be free to request the ICC Court to appoint the third arbitrator.

Where there is more than one claimant or more than one respondent, the multiple claimants or respondents shall jointly nominate one arbitrator.

If any Party-nominated arbitrator or the third arbitrator resigns or ceases to be able to act, a replacement shall be appointed in accordance with the arrangements provided for in this clause.

21.7	Decisions; Timing of Decisions

The Arbitral Tribunal shall render a written opinion setting forth findings of fact and conclusions of law with the reason therefor stated, and shall endeavor to render such opinion within no later than [***] from the date on which the Arbitral Tribunal was appointed to the dispute. A transcript of the evidence adduced at the arbitration hearing shall be made and, upon request, shall be made available to each Party.

The time periods set forth in the ICC Arbitration Rules shall be followed; provided however that the arbitrators may modify such time periods as reasonably necessary to render a written opinion in accordance with this Section 21.7.

The Arbitral Tribunal is empowered to award any remedy allowed by law, including money damages, prejudgment interest and attorneys’ fees, and to grant final, complete, interim, or interlocutory relief, including injunctive relief.

The arbitration provisions of this Agreement do not preclude either Party seeking conservatory or interim measures from any court of competent jurisdiction including the courts having jurisdiction by reason of either Party’s domicile. Conservatory or interim measures sought by either Party in any one or more jurisdictions shall not preclude the Arbitral Tribunal granting conservatory or interim measures. Conservatory or interim measures sought by either Party before the Arbitral Tribunal shall not preclude any court of competent jurisdiction granting conservatory or interim measures.

Any arbitration proceeding hereunder shall be confidential and the arbitrators shall issue appropriate protective orders to safeguard each Party’s Confidential Information. Except as required by Applicable Law, neither Party shall make (or instruct the arbitrators to make) any public announcement with respect to the proceedings or decision of the arbitrators without prior written consent of the other Party. The existence of any dispute submitted to arbitration, and the award, shall be kept in confidence by the Parties and the arbitrators, except as required in connection with the enforcement of such award or as otherwise required by Applicable Law.

Notwithstanding anything to the contrary in this Agreement, any and all issues regarding the scope, construction, validity or enforceability of any Patent Rights shall be determined in a court of competent jurisdiction under the local patent laws of the jurisdictions having issued the Patent Rights in question.

Notwithstanding anything to the contrary in this Agreement, any and all issues regarding a breach or alleged breach of a Party’s obligations under Article 18 (Obligation Not to Disclose Confidential Information) shall be determined in a court of competent jurisdiction under the Governing Law set forth in Section 21.3.

21.8	Insurance

Company shall purchase and maintain throughout the Agreement Term insurance or indemnity protection that is co-equal with its indemnity obligations. This shall include broad form commercial general liability insurance (including product liability). The limit of liability for such coverage shall be no less than [***] per claim/occurrence in the aggregate. Company shall also maintain workers’ compensation insurance if it has any US employees.

21.9	Assignment

Company shall not assign its rights or obligations under this Agreement absent the prior written consent of Roche, except that each Party may assign this Agreement without such consent to any of its Affiliates or, subject to the terms and conditions of this Agreement, in the context of a merger, acquisition, sale or other transaction involving all or substantially all of the assets of Company, in which case Company in its sole discretion may assign its rights and obligations under this Agreement. Any permitted assignment shall be binding on the successors of Company.

21.10	Debarment

Each Party represents and warrants to the other Party that it has never been debarred under 21 U.S.C. §335a, disqualified under 21 C.F.R. §312.70 or §812.119, sanctioned by a Federal Health Care Program (as defined in 42 U.S.C §1320 a-7b(f)), including the federal Medicare or a state Medicaid program, or debarred, suspended, excluded or otherwise declared ineligible from any other similar Federal or state agency or program. In the event that a Party receives notice of debarment, suspension, sanction, exclusion, ineligibility or disqualification under the above-referenced statutes, such Party shall immediately notify the other Party in writing.

21.11	Independent Contractor

No employee or representative of either Party shall have any authority to bind or obligate the other Party to this Agreement for any sum or in any manner whatsoever or to create or impose any contractual or other liability on the other Party without said Party’s prior written approval. For all purposes, and notwithstanding any other provision of this Agreement to the contrary, Company legal relationship to Roche under this Agreement shall be that of independent contractor.

21.12	Unenforceable Provisions and Severability

If any of the provisions of this Agreement are held to be void or unenforceable in whole or in part or if this Agreement contains an omission, then such omission shall be remedied or such void or unenforceable provisions shall be replaced, respectively, by valid and enforceable provisions that will achieve, within the framework of what is legally permissible, as far as possible the economic business intentions of the Parties according to the sense and purpose of this Agreement. However the remainder of this Agreement will remain in full force and effect, provided that the material interests of the Parties are not affected, i.e. the Parties would presumably have concluded this Agreement without the void or unenforceable provisions or omission, if they had considered the matter at the outset.

21.13	Waiver

The failure by either Party to require strict performance or observance of any obligation, term, provision or condition under this Agreement will neither constitute a waiver thereof nor affect in any way the right of the respective Party to require such performance or observance. The waiver by either Party of a breach of any obligation, term, provision or condition hereunder shall not constitute a waiver of any subsequent breach thereof or of any other obligation, term, provision or condition.

21.14	Appendices

All Appendices to this Agreement shall form an integral part to this Agreement.

21.15	Interpretation

Except where the context expressly requires otherwise, (i) the use of any gender herein shall be deemed to encompass references to either or both genders, and the use of the singular shall be deemed to include the plural (and vice versa), (ii) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (iii) the word “will” shall be construed to have the same meaning and effect as the word “shall”, (iv) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (v) any reference herein to any Party or Third Party or person shall be construed to include the Party’s or Third Party’s or person’s successors and assigns, (vi) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (vii) all references herein to Articles, Sections or Appendices shall be construed to refer to Articles, Sections or Appendices of this Agreement, and references to this Agreement include all Appendices hereto, (viii) the word “notice” means notice in writing (whether or not specifically stated) and shall include notices, consents, approvals and other written communications contemplated under this Agreement, (ix) provisions that require that a Party, the Parties or any Committee hereunder “agree”, “consent” or “approve” or the like shall require that such agreement, consent or approval be specific and in writing, whether by written agreement, letter, approved minutes or otherwise (but excluding instant messaging), (x) references to any specific law, rule or regulation, or article, section or other division thereof, shall be deemed to include the then-current amendments thereto or any replacement or successor law, rule or regulation thereof, and (xi) the term “or” shall be interpreted in the inclusive sense commonly associated with the term “and/or.”

21.16	Invoices

All invoices that are required or permitted hereunder shall be in writing and sent by Roche to Company at the following address or other address as Company may later provide:

John Quisel, CEO (jquisel@discmedicine.com) with a copy to AP@discmedicine.com

21.17	Notice

All notices that are required or permitted hereunder shall be in writing and sufficient if delivered personally, sent by nationally recognized overnight courier or sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

if to Company, to:	Disc Medicine, Inc. 150 Cambridge Park Drive, Suite 103 Cambridge, Massachusetts 02140, U.S.A. Attention: John Quisel, CEO Telephone: [***]

With a copy to:	Ropes & Gray LLP Prudential Tower 800 Boylston Street Boston, Massachusetts 02199, U.S.A. Attention: Marc A. Rubenstein Telephone: [***]

if to Roche, to:	F. Hoffmann-La Roche Ltd Grenzacherstrasse 124 4070 Basel Switzerland Attn: Legal Department Facsimile No.: [***]

and:	Hoffmann-La Roche Inc. 150 Clove Road, Suite 8 Little Falls New Jersey 07424, U.S.A. Attn. Corporate Secretary Facsimile No.: [***]

or to such other address as the Party to whom notice is to be given may have furnished to the other Party in writing in accordance herewith.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have entered into this Agreement as of Effective Date.

Disc Medicine, Inc.

/s/ John Quisel

Name: John Quisel

Title: President and Chief Executive Officer

F. Hoffmann-La Roche Ltd

/s/ Vikas Kabra	/s/ Barbara Shroeder

Name: Vikas Kabra	Name: Barbara Shroeder

Title: Global Head Transactions	Title: Authorized Signatory

Hoffmann-La Roche Inc.

/s/ John Parise

Name: John Parise

Title: Authorized Signatory

Appendix 1.57

Roche Know-How

All Know-How embodied in the documents referenced in the bitopertin data room index, the first and last pages of which are shown.

Appendix 1.57 - Roche Know-How

[***]

Appendix 1.58

Roche Patent Rights

Status: March 2021

[***]

Appendix 4.3

GMP Materials

[***]

Appendix 18.3
 Initial Press Release Template

Disc Medicine Expands Hematology Pipeline with Worldwide Licensing Agreement for Bitopertin, a First-in-Class Modulator of Heme Synthesis

Clinical-Stage Program is Positioned to Enter Phase 2 Study in Erythropoietic Protoporphyria (EPP)

Cambridge, MA., [DATE] - Disc Medicine, Inc. announced today that it has entered into an exclusive worldwide licensing agreement with F. Hoffmann-La Roche Ltd for the development and commercialization of bitopertin, an orally administered GlyT1 inhibitor with demonstrated effects on the heme biosynthesis pathway. Disc Medicine intends to develop bitopertin as a treatment for hematologic diseases, initially for erythropoietic porphyrias (EP), a family of rare, debilitating and potentially life-threatening disorders caused by dysregulated heme biosynthesis in developing red blood cells.

“This collaboration is a major milestone in establishing Disc Medicine as a leader in hematology and enables us to target heme synthesis, a fundamental biological pathway of red blood cells that is highly complementary to our existing programs in iron homeostasis,” said John Quisel, JD, PhD, President and Chief Executive Officer of Disc Medicine. “Importantly, the well-established clinical safety profile of bitopertin will allow us to move rapidly into patient studies of several serious, hematologic diseases.”

Under the terms of the agreement, Disc Medicine will obtain exclusive, global rights to and be responsible for all development, manufacturing, and commercialization of bitopertin and related back up compounds. Roche will receive an upfront payment from Disc Medicine and potential development, regulatory, and commercial milestones totaling in excess of $200 million. Roche is also eligible to receive tiered royalties based on net revenues, at a rate ranging from the high single digits to high teens, and a proportion of proceeds from future transactions related to bitopertin. Disc will engage with regulatory authorities to initiate patient studies in early 2022.

About Erythropoietic Porphyrias

Erythropoietic porphyrias (EPs) are a family of ultra-rare, debilitating and potentially life-threatening diseases caused by mutations that affect the heme synthesis pathway. This results in the toxic accumulation of porphyrins that are activated when patients are exposed to sunlight and cause oxidative damage to surrounding tissues. EPs are characterized by severe cutaneous sensitivity that manifests as attacks of intense, burning pain, associated with blistering, edema and disfigurement that often persist. Patients also develop gastrointestinal complications from accumulation of porphyrins, including gallstones and liver failure in 5-20% of patients. There is no approved disease-modifying therapy and the only cure is hematopoietic stem cell transplant. The current approach to patient care involves taking extreme measures to avoid daylight, such as restricting outdoor activities to nighttime or using protective clothing and opaque shields, and management of pain. The first signs typically manifest in early childhood and are lifelong, having a major impact on the well-being, psychosocial development and daily lives of patients and their caregivers. Erythropoietic porphyrias comprise three subtypes: Erythropoietic protoporphyria (EPP), X-linked protoporphyria (XLPP), and Congenital Erythropoietic Porphyria (CEP).

About Bitopertin

Bitopertin is a clinical-stage, orally administered small molecule inhibitor of glycine transporter 1 (GlyT1). Glycine is an essential precursor for heme biosynthesis and GlyT1 is required to maintain adequate levels of intracellular glycine in developing erythrocytes. As a modulator of heme synthesis, bitopertin has the potential to provide benefit for a range of disorders caused by imbalances in the production of heme and its pathway intermediates. Bitopertin has been evaluated in over 4,000 healthy volunteers and patients in over 30 clinical trials across multiple indications, including several Phase 2 and 3 trials in psychiatric disorders and in a rare blood cell disorder and has a well-defined safety profile. Although CNS efficacy was not established in these studies, bitopertin demonstrated marked effects on heme synthesis. Moreover, in preclinical studies conducted by Disc Medicine, inhibition of GlyT1 by bitopertin was shown to decrease levels of the metabolites that are the underlying cause of EP. Bitopertin is an experimental agent and is not approved for use as a therapy in any jurisdiction worldwide.

About Disc Medicine

Disc Medicine is a biopharmaceutical company dedicated to transforming the lives of patients with hematologic disorders. We are building a unique portfolio of innovative, first-in-class therapeutic candidates that affect fundamental pathways of red blood cell biology. We are committed to developing treatments that empower and bring hope to the many patients who suffer from hematologic diseases. For more information, please visit www.discmedicine.com.